UNITED STATES SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No.        )
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IKON Office Solutions, Inc.

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Notice of Annual Meeting of Shareholders
February 22, 2006

Dear Shareholder:
      You are invited to attend the 2006 annual meeting of shareholders of IKON. The meeting will be held at our offices at 70 Valley Stream Parkway, Malvern, Pennsylvania on Wednesday, February 22, 2006, at 9:00 a.m. The purpose of the meeting is:

1.	To elect ten members of the Board of Directors for the ensuing year;

2.	To approve the IKON Office Solutions, Inc. 2006 Omnibus Equity Compensation Plan;

3.	To ratify the selection of the firm of PricewaterhouseCoopers LLP (“PwC”) as IKON’s independent auditor for the fiscal year ending September 30, 2006; and

4.	To conduct other business if properly raised at the meeting.
      Only shareholders of record at the close of business on December 30, 2005 are entitled to vote on these matters. All shareholders who are entitled to vote are urged to do so at the meeting or by proxy.
      In order to attend the meeting, you must present an admission ticket or provide separate verification of share ownership. Even if you expect to attend the meeting in person, it is recommended that you vote by proxy by signing and returning the accompanying proxy card in the enclosed postage-prepaid envelope. If you later decide that you would like to vote in person at the meeting, or for any other reason you desire to revoke your proxy, you can revoke your proxy at any time before the voting occurs at the meeting.

Chairman and Chief Executive Officer
Malvern, Pennsylvania
January 13, 2006

IKON Office Solutions, Inc.
70 Valley Stream Parkway
Malvern, Pennsylvania 19355
PROXY STATEMENT
      This proxy statement is furnished in connection with the solicitation of proxies by IKON Office Solutions, Inc. (“IKON” or the “Company” or “we” or “us”), on behalf of our Board of Directors, to be used at our annual meeting of shareholders, which will be held on February 22, 2006 at 9:00 a.m. at our offices at 70 Valley Stream Parkway, Malvern, Pennsylvania. The proxy statement and the accompanying proxy card are being mailed to shareholders beginning January 17, 2006.
INFORMATION ON VOTING
Who Can Vote
      Only holders of record of common stock at the close of business on December 30, 2005 will be entitled to vote at the meeting. On that date, there were 132,841,201 shares of common stock outstanding. Each record holder of common stock will be entitled to one vote for each share of common stock held of record.
How You Can Vote
      You may vote in person at the meeting or by proxy. Instructions for voting by mail are on your proxy card. We recommend that you vote by proxy even if you plan to attend the meeting. If your shares are held in a stock brokerage account or by another nominee, such as a bank or trust (other than shares in IKON’s Retirement Savings Plan, which is discussed below), then the broker or other nominee is considered to be the shareholder of record with respect to those shares. However, you still are considered to be the beneficial owner of those shares, with your shares being held in “street name.” Street name holders generally cannot vote their shares directly and must instead instruct the broker, bank, trust or other nominee how to vote their shares. Your broker or other nominee could vote your shares without your instructions on the proposal for election of directors and the ratification of PwC as IKON’s independent auditor, but is not required to do so. Pursuant to rules promulgated by the New York Stock Exchange (the “NYSE”), brokers are precluded from voting proxies on proposals regarding equity compensation plans unless the beneficial owner of the shares has given the broker voting instructions. To be sure your shares are voted, you should instruct your broker or other nominee to vote your shares.
How You Can Change Your Vote
      You may change your vote by delivering another proxy to the Company in accordance with the instructions on the proxy card before voting occurs at the meeting or by voting in person at the meeting. In addition, you may revoke your proxy by notifying the Secretary of the Company in writing any time before voting occurs at the meeting or by notifying the Company in person at the meeting. If you hold your shares in street name, you must contact your broker or other nominee regarding how to revoke your proxy and change your vote.
Manner for Voting Proxies
      The shares represented by valid proxies will be voted in the manner specified on the proxy card. Where specific choices are not indicated on the proxy card, the shares represented by valid proxies will be voted as recommended by our Board of Directors on all matters. Should any business matter not described in this proxy statement be properly presented at the meeting, the persons named in the proxy card will vote in accordance with their judgment and in the manner they believe to be in the best interest of IKON. The Board of Directors knows of no matter, other than the election of director nominees listed in this proxy statement, the approval of the IKON Office Solutions, Inc. 2006 Omnibus Equity Compensation Plan, and the ratification of the selection of PwC as the Company’s independent auditor for the fiscal year ending September 30, 2006, that may be presented at the meeting.
      You are urged to sign and return your proxy card promptly to make certain your shares will be voted at the meeting. For your convenience, a return envelope is enclosed, requiring no additional postage if mailed in the United States.
Voting Shares in the IKON Retirement Savings Plan
      The Retirement Savings Plan trustee will vote plan shares as participants direct on their proxy card. The proxy card will serve as voting instructions for participants in the Retirement Savings Plan. If participants do not sign and return a proxy card, the trustee will vote their plan shares in the same ratio indicated by the voting instructions that the trustee receives from other participants unless it is contrary to applicable law to do so. If participants sign and return a proxy card but fail to indicate how they wish to vote, the trustee will vote their plan shares in accordance with the recommendation of the Board of Directors.
      Participants in the Retirement Savings Plan must complete, date, sign, and return their proxy card no later than 5:00 p.m., Eastern Standard Time, February 20, 2006 for the shares represented by the proxy to be voted in the manner directed therein by the participant. Participants may attend the annual meeting; however, participants’ shares can only be voted as described above in this paragraph.
Vote Required for Approval
      A quorum is necessary to conduct the business of the meeting. This means that holders of a majority of the outstanding shares of common stock must be represented at the meeting, either by proxy or in person. Shares represented by broker non-votes are counted in determining the quorum at the meeting, but are not counted for voting purposes. Votes that are withheld from a director nominee are also counted in determining the quorum at the meeting, but do not count as votes in determining the election of directors. An executed proxy that fails to specify a choice on any matter will be voted in accordance with the recommendation of the Board of Directors. Votes are tabulated by National City Bank, our transfer agent.
      If a quorum is present at the meeting, the ten nominees for director receiving the highest number of “For” votes will be elected as directors. Votes may be cast “For” or withheld from a director nominee. Member firms of the NYSE have authority to vote on this proposal as a routine item and, therefore, need not decline to vote in the absence of voting direction from an investor. On all other matters being submitted to shareholders, an affirmative vote of a majority of the shares present, or represented, and entitled to vote at the meeting is required for approval.

PROPOSAL 1
ELECTION OF DIRECTORS
Nominees for Election as Directors
      A Board of Directors consisting of ten directors is proposed to be elected to serve until the next annual meeting of shareholders and until their successors have been elected and qualified. The ten nominees, together with the position(s) currently held by each nominee with the Company, are listed below. All of the nominees are currently directors of IKON. Judith M. Bell, a current member of the Board of Directors, has advised us that she will not stand for re-election to the Board of Directors at the meeting. The Board of Directors is not aware that any nominee named in this proxy statement is unable or unwilling to accept nomination or election. If any nominee becomes unable to accept nomination or election, the persons named in the proxy card will vote for the election of any other person that the Board of Directors may recommend at or prior to the annual meeting on February 22, 2006. The Board of Directors unanimously recommends a vote “For” the election of the ten nominees listed below.

			Director
Name	Position(s) with the Company	Age	Since

Matthew J. Espe	Chairman, President, and Chief Executive Officer	47	2002

Philip E. Cushing	Director	55	1997

Thomas R. Gibson	Lead Independent Director	63	1999

Richard A. Jalkut	Director	61	1996

Arthur E. Johnson	Director	59	1999

Kurt M. Landgraf	Director	59	2000

Gerald Luterman	Director	62	2003

William E. McCracken	Director	63	2003

William L. Meddaugh	Director	62	2003

Anthony P. Terracciano	Director	67	2003
      Matthew J. Espe. Mr. Espe has been the Chairman of IKON since 2003 and our President and Chief Executive Officer and a Director since 2002. Prior to his employment with IKON, Mr. Espe was President and Chief Executive Officer of GE Lighting, a division of General Electric Company, a diversified industrial company (2000 through 2002), President of GE Plastics—Europe, a division of General Electric Company (1999 through 2000), and President of GE Plastics—Asia, a division of General Electric Company (1998 through 1999). He also serves on the Advisory Board of the University of Idaho and is a director of Unisys Corporation.
      Philip E. Cushing. Mr. Cushing has been Chairman of each of DCI Biologicals, Inc., a health services management company, and Paragon Print and Packaging Limited, a U.K. packaging company, since 2002. He was also Chairman of Fosbel Holdings Limited, a U.K. industrial maintenance company, from 2003 to 2005 and remains a director of Fosbel International, its subsidiary. From 2001 through 2002, Mr. Cushing was Chairman of Pelican Restaurants Limited, a leading U.K. restaurant company. From 2000 through 2001, he was Group Chief Executive of The Vitec Group plc, a photographic and broadcast systems and services company. From 1996 through 1999, he was Group Chief Executive of Inchcape plc, an international distribution and business services company.

      Thomas R. Gibson. Mr. Gibson has been the Lead Independent Director of IKON’s board of directors since 2003. He has also been Chairman Emeritus of Asbury Automotive Group, an automotive retailer, since 2004. He was a Co-Founder of Asbury Automotive Group in 1994 and has held various other positions with that company, including Chairman and Chief Executive Officer (1994 through 2004) and interim Chief Executive Officer (September 2001 through December 2001). Mr. Gibson also serves as a director of Dealer Tire, LLC and DealerTrack Holdings, Inc.
      Richard A. Jalkut. Mr. Jalkut has been the President and Chief Executive Officer of U.S. TelePacific Corp., a telecommunications company, since 2002. He also served on IKON’s board of directors as Lead Independent Director from 2000 through 2003, and Non-Executive Chairman from 1998 through 2000. From 1997 through 2001, Mr. Jalkut was the President and Chief Executive Officer of PathNet, a telecommunications company reorganized under Chapter 11 of the federal bankruptcy code. Mr. Jalkut was also the President and Chief Executive Officer of the NYNEX Telephone Companies from 1991 through 1997. Mr. Jalkut also serves as a director of Covad Communications Group, Inc. and HSBC-USA.
      Arthur E. Johnson. Mr. Johnson has been the Senior Vice President, Corporate Strategic Development, of Lockheed Martin Corporation, an advanced technology company, since 1999. From 1997 through 1999, he was President and Chief Operating Officer of Lockheed Martin Information and Services Sector. Mr. Johnson also serves as a director of AGL Resources, Inc. and Delta Airlines, Inc.
      Kurt M. Landgraf. Mr. Landgraf has been the President and Chief Executive Officer of Educational Testing Service, a private educational testing and measurement organization, since 2000. He was the Executive Vice President and Chief Operating Officer of E.I. du Pont de Nemours and Company, a science and technology company, from 1998 through 2000, and Chairman of each of DuPont Europe, an affiliate of E.I. du Pont de Nemours and Company, and The DuPont Pharmaceutical Company, a division of E.I. du Pont de Nemours and Company, from 1997 through 2000. Mr. Landgraf was also Chief Financial Officer and Executive Vice President of E.I. du Pont de Nemours and Company from 1997 through 1998. Mr. Landgraf also serves as a director of aaiPharma, Inc., NDC Health Corporation, and Louisiana-Pacific Corporation.
      Gerald Luterman. Mr. Luterman has been the Executive Vice President and Chief Financial Officer of KeySpan Corporation, a natural gas and electric utility company, since 1999. From February 1999 through August 1999, he was Chief Financial Officer of barnesandnoble.com, an online book retail company. From 1996 through 1999, he was Senior Vice President and Chief Financial Officer of Arrow Electronics, Inc., a technology services company. Mr. Luterman also serves as a director of Technology Solutions Company and Lutheran Medical Center.
      William E. McCracken. Mr. McCracken has been the President of Executive Consulting Group, LLC, a general business and management strategy consulting company, since 2003. From 1998 through 2001, he was General Manager of IBM Printing Systems Division, a division of International Business Machines Corporation. Mr. McCracken spent 35 years at International Business Machines Corporation in a variety of leadership positions before retiring from the company in 2001. Mr. McCracken also serves as a director of Computer Associates International, Inc.
      William L. Meddaugh. Mr. Meddaugh was President and Chief Executive Officer of GE Supply Company, a division of General Electric Company, a diversified industrial company, from 1996 through 2003. He spent more than 37 years at General Electric Company in a variety of professional and management positions before retiring from the company in 2002.
      Anthony P. Terracciano. Mr. Terracciano was Chairman of Riggs National Corporation, a financial services company, from 2005 until its acquisition by The PNC Financial Services Group, Inc. later that year. From 1998 through 2003, he was Vice Chairman of American Water Works, a utility company. From 1999 through 2002, he was Chairman of Dime Bancorp, Inc., a financial services company. From 1995 through 1997, he was President of First Union Corporation, a financial services company. From 1990 through 1995, he was Chairman and Chief Executive Officer of First Fidelity Bank, and, from 1987 through 1990, he was President of Mellon Bank, each a financial services company. Mr. Terracciano also serves as a director of Avaya, Inc., Monmouth Medical Center, TradeCard Inc., Knoll, Inc., and Search Space, Inc.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS
A VOTE “FOR” THE ELECTION OF THE NOMINEES LISTED ABOVE
CORPORATE GOVERNANCE
Director Independence
      The Corporate Governance Committee of the Board of Directors has determined that each member of the Board of Directors, with the exception of Mr. Espe, is “independent,” as such term is defined in the applicable listing standards of the NYSE. In order to assist in determining director independence, the Corporate Governance Committee has adopted categorical standards of independence and will annually review the relationship that each director has with IKON to ensure independence. In addition, the Corporate Governance Committee will take appropriate steps to identify potential conflicts of interest and will determine on a case-by-case basis, by considering all relevant facts and circumstances, whether a director is involved in a conflict of interest that may adversely affect his or her ability to serve on the Board of Directors or on a committee. In making such determination, the Corporate Governance Committee will consider the issue from both the standpoint of the director and the standpoint of the other persons or companies with which the director has an affiliation that is in question.
      The Corporate Governance Committee has defined an “independent director” as one who:

•	Has no material relationship with IKON, either directly or as a partner, shareholder, or officer of a company that has a relationship with the Company. Material relationships may include, but are not limited to, those that are commercial, industrial, banking, consulting, legal, accounting, charitable, and/or familial;

•	Has not been an employee, and does not have an immediate family member who has been an executive officer, of IKON, or any of its subsidiaries, at any time during the last three years;

•	Has not received, and does not have an immediate family member who has received, more than $100,000 in direct compensation from IKON during any twelve-month period within the last three years, other than director and committee fees and pension or other forms of deferred compensation for prior service (provided such compensation is not contingent in any way on the director’s continued service);

•	Is not, and does not have an immediate family member who is, a current partner of IKON’s internal or external auditor;

•	Is not a current employee of IKON’s internal or external auditor, and does not have an immediate family member who is a current employee of such firm and who participates in the firm’s audit, assurance, or tax compliance (but not tax planning) practice;

•	Has not been, and does not have an immediate family member who has been, a partner or employee of IKON’s internal or external auditor and personally worked on IKON’s audit at any time during the last three years;

•	Has not been employed, and does not have an immediate family member who has been employed, as an executive officer of another company where any of IKON’s present executives serve or served at the same time on the other company’s compensation committee at any time during the last three years; and

•	Is not an employee, and does not have an immediate family member who is an executive officer, of a company that has made payments to, or received payments from, IKON for property or services in an amount that, in any of the last three fiscal years, exceeds the greater of $1 million or 2% of such other company’s consolidated gross revenues.

Committees of the Board of Directors; Meetings
      There are five standing committees of the Board of Directors: the Audit Committee (established in accordance with Section 3(a)(58)(A) of the Securities Exchange Act of 1934, as amended), the Corporate Governance Committee, the Human Resources Committee, the Investment and Strategy Committee, and the Executive Committee, each of which is described below. Between meetings of the Board of Directors, certain of its powers may be exercised by these standing committees, and these committees, as well as the Board of Directors, sometimes act by unanimous written consent. The Board of Directors has also adopted Corporate Governance Principles, which are available on the Company’s website, www.IKON.com, by clicking on “About IKON” and then clicking on “Board of Directors.” The contents of the Company’s website are not part of, or incorporated by reference into, this proxy statement. Our Corporate Governance Principles, along with the charters for the Audit Committee, the Corporate Governance Committee, and the Human Resources Committee, are also available in print to any shareholder who requests them by contacting Dan Murphy, Investor Relations, P.O. Box 834, Valley Forge, PA 19482-0834.
      The Audit Committee is chaired by Mr. Landgraf. Its other members are Messrs. Jalkut, Luterman, Meddaugh, and Terracciano. Each current member of the Audit Committee is “independent,” as such term is defined in the applicable listing standards of the NYSE. In addition, the Board of Directors has determined that Messrs. Landgraf, Luterman, and Terracciano are “audit committee financial experts” as defined by the Securities and Exchange Commission (“SEC”) rules. The Audit Committee functions include the following: (i) review the independent auditor’s report relating to the audits of our financial statements and internal control over financial reporting and (ii) review and discuss internal financial controls and accounting procedures with both our independent auditor and our internal auditors. A copy of the Audit Committee charter is available on the Company’s website, www.IKON.com, by clicking on “About IKON” and then clicking on “Board of Directors.” The Audit Committee met 15 times during the fiscal year ended September 30, 2005. Additional information about the Audit Committee is contained in the Audit Committee Report on page 34 of this proxy statement.
      The Corporate Governance Committee is chaired by Mr. Gibson. Its other members are Messrs. Cushing, Jalkut, Johnson, and Landgraf. Each current member of the Corporate Governance Committee is “independent,” as such term is defined in the applicable listing standards of the NYSE. The Corporate Governance Committee functions include the following: (i) to review and evaluate director candidates for the Board of Directors and to make recommendations to the Board of Directors concerning nominees for election as members of the Board of Directors; (ii) to evaluate and recommend an appropriate committee structure of the Board of Directors and to recommend to the Board of Directors those directors to be selected for membership on the various committees of the Board of Directors; (iii) to determine the compensation of independent directors; and (iv) to set and implement policies regarding corporate governance. A copy of the Corporate Governance Committee charter is available on the Company’s website, www.IKON.com, by clicking on “About IKON” and then clicking on “Board of Directors.” The Corporate Governance Committee met 3 times during the fiscal year ended September 30, 2005.
      The Human Resources Committee is chaired by Mr. Johnson. Its other members are Ms. Bell and Messrs. Gibson, Luterman, and McCracken. The Human Resources Committee functions include the following: (i) to assist the Board of Directors in fulfilling its responsibilities to shareholders relating to succession planning for our Chief Executive Officer and our other executive officers; (ii) to evaluate the performance of our Chief Executive Officer; and (iii) to set policies regarding executive compensation and determine the total compensation of each of our executive officers (see the section of this proxy statement entitled “Human Resources Committee Report on Executive Compensation” beginning on page 21). The Human Resources Committee has all of the powers and exercises all of the duties of the Board of Directors in the administration of, and as described in, our stock option, stock purchase, Long Term Incentive Compensation, deferred compensation and other similar plans. A copy of the Human Resources Committee charter is available on the Company’s website, www.IKON.com, by clicking on “About IKON” and then clicking on “Board of Directors.” The Human Resources Committee met 7 times during the fiscal year ended September 30, 2005.

      The Investment and Strategy Committee is chaired by Mr. Cushing. Its other members are Messrs. Gibson, Johnson, McCracken, Meddaugh, and Terracciano. The Investment and Strategy Committee functions include the following: (i) to review and approve acquisitions and divestitures of businesses and to recommend to the Board of Directors the issuance of stock or debt with respect to those transactions; (ii) to approve certain capital expenditures; and (iii) to review investment-related activity and the business strategy and direction of IKON. The Investment and Strategy Committee met 2 times during the fiscal year ended September 30, 2005.
      The Executive Committee is chaired by Mr. Espe. Its other members are Messrs. Gibson and Jalkut. The Executive Committee has been granted with and may exercise the powers of the Board of Directors between regular meetings of the Board of Directors. The Executive Committee did not meet during the fiscal year ended September 30, 2005.
      Currently, Mr. Espe is the Chairman of the Board of Directors, and Mr. Gibson is the Lead Independent Director. Mr. Gibson acts as the chair of any meetings of the independent directors or any executive sessions during any meetings of the full Board of Directors.
      During the fiscal year ended September 30, 2005, the Board of Directors met 9 times. With the exception of Ms. Bell, each director attended at least 75% of the total number of the meetings of the Board of Directors and the meetings of all committees on which he or she served. The Company does not maintain a policy requiring directors to attend the annual meeting of shareholders; however, all current directors were in attendance at the 2005 annual meeting of shareholders.
Director Nomination Process
      The Corporate Governance Committee engages third party search firms to assist in identifying and assessing the qualifications of director candidates. In addition, the Corporate Governance Committee considers recommendations for director candidates from the Company’s shareholders and directors. Shareholders may submit recommendations for director candidates in accordance with the process outlined below in “Shareholder Nominations.”
      The Corporate Governance Committee evaluates each director candidate in light of, among other things, the candidate’s experience and qualifications. Qualifications required of the Company’s directors are contained in our Criteria for Board and Committee Service, which can be found on our website, www.IKON.com, by clicking on “About IKON” and then clicking on “Board of Directors.” Director candidates will only be considered for nomination if they meet the qualifications required of the Company’s directors, which include the following:

•	Directors must possess integrity and strong ethics;

•	Directors shall be experienced in leading major organizations as executive officers;

•	Directors shall not stand for re-election to the Board of Directors once they reach the age of seventy;

•	Directors are expected to possess good judgment and the ability to analyze complex business and public issues; and

•	Directors are not permitted to serve on the Board of Directors of more than four public companies, and Audit Committee members are not permitted to serve on the Audit Committees of more than three public companies, unless approved by the Board of Directors.
      Additional special criteria also apply to directors being considered to serve on a particular committee of the Board of Directors. For example, members of the Audit Committee must meet additional standards of independence and must be financially literate. In addition, the Board of Directors must consist of a majority of independent directors, as defined by the listing standards of the NYSE and the rules promulgated by the SEC. Once director candidates are identified, either through third party search firms or recommendations from the Company’s shareholders or directors, the Corporate Governance Committee recommends to the Board of Directors the director nominees, as appropriate, based upon its evaluation of each director candidate. The

Board of Directors then approves formal nominations for membership on the Board of Directors for inclusion in the slate of director nominees at the annual meeting of shareholders or to fill open positions on the Board of Directors between annual meetings of shareholders.
Shareholder Nominations
      Shareholder suggestions for director nominees should be submitted to the IKON Board of Directors, c/o Secretary, P.O. Box 834, Valley Forge, PA 19482-0834, with the recommended candidate’s biographical data and written consent to the nomination and to serving as a director, if elected, no later than the date by which shareholder proposals to be considered by the Board of Directors for inclusion in the proxy materials must be submitted. We describe the procedures for submitting shareholder proposals and communicating with directors on page 35 of this proxy statement.
Security Ownership
      The table below shows how much of our common stock was beneficially owned as of December 1, 2005 (unless a different date is indicated) by (i) each director and nominee for director, (ii) each executive officer named in the Summary Compensation Table on page 24 of this proxy statement, (iii) each person known by IKON to beneficially own more than 5% of our common stock, and (iv) all directors and executive officers as a group. Unless otherwise noted, each person has sole voting and investment power over the shares shown as beneficially owned.

	Amount and
	Nature of		Percentage of
Name of Beneficial Owner	Beneficial Ownership		Ownership

Judith M. Bell	131,305	(1)	*
Philip E. Cushing	119,996	(2)	*
Brian D. Edwards	147,997	(3)	*
Matthew J. Espe	949,262	(4)	*
Thomas R. Gibson	183,170	(5)	*
Richard A. Jalkut	238,578	(6)	*
Arthur E. Johnson	167,065	(7)	*
Michael E. Kohlsdorf	64,559	(8)	*
Kurt M. Landgraf	171,851	(9)	*
Gerald Luterman	28,661	(10)	*
William E. McCracken	31,519	(11)	*
William L. Meddaugh	26,289	(12)	*
David Mills	153,222	(13)	*
Anthony P. Terracciano	73,739	(14)	*
Robert F. Woods	24,601	(15)	*
All current directors and executive officers as a group	2,990,948	(16)	2.2%
State Street Bank and Trust Company 225 Franklin Street Boston, MA 02110	21,169,098	(17)	16.0%
Capital Group International, Inc. 11100 Santa Monica Boulevard Los Angeles, CA 90025	14,735,720	(18)	11.1%

	Amount and
	Nature of		Percentage of
Name of Beneficial Owner	Beneficial Ownership		Ownership

Steel Partners II, L.P. 590 Madison Avenue, 32nd Floor New York, NY 10022	13,956,300	(19)	10.6%
Capital Research and Management Company 333 South Hope Street Los Angeles, CA 90071	7,544,200	(20)	5.7%

*	Less than 1% of IKON’s total outstanding common stock

(1)	Includes options (exercisable as of December 1, 2005 or within 60 days thereof) to purchase 87,081 shares of common stock. Also includes 35,706 deferred stock units accrued under the Amended and Restated 2000 IKON Office Solutions, Inc. Non-Employee Directors’ Compensation Plan (the “2000 Directors’ Plan”) and the 2003 IKON Office Solutions, Inc. Non-Employee Directors’ Compensation Plan (the “2003 Directors’ Plan”).

(2)	Includes options (exercisable as of December 1, 2005 or within 60 days thereof) to purchase 92,496 shares of common stock. Also includes 14,835 deferred stock units accrued under the 2000 Directors’ Plan and the 2003 Directors’ Plan.

(3)	Includes options (exercisable as of December 1, 2005 or within 60 days thereof) to purchase 126,743 shares of common stock. Also includes 14,477 shares held in the Retirement Savings Plan, as to which Mr. Edwards shares voting power with the Retirement Savings Plan trustee.

(4)	Includes options (exercisable as of December 1, 2005 or within 60 days thereof) to purchase 825,201 shares of common stock. Also includes 1,602 shares held in the Retirement Savings Plan, as to which Mr. Espe shares voting power with the Retirement Savings Plan trustee.

(5)	Includes options (exercisable as of December 1, 2005 or within 60 days thereof) to purchase 121,835 shares of common stock. Also includes 40,552 deferred stock units accrued under the 2000 Directors’ Plan and the 2003 Directors’ Plan.

(6)	Includes options (exercisable as of December 1, 2005 or within 60 days thereof) to purchase 184,614 shares of common stock. Also includes 36,731 deferred stock units accrued under the 2000 Directors’ Plan and the 2003 Directors’ Plan.

(7)	Includes options (exercisable as of December 1, 2005 or within 60 days thereof) to purchase 122,142 shares of common stock. Also includes 40,475 deferred stock units accrued under the 2000 Directors’ Plan and the 2003 Directors’ Plan.

(8)	Includes options (exercisable as of December 1, 2005 or within 60 days thereof) to purchase 64,268 shares of common stock. Also includes 291 shares held in the Retirement Savings Plan, as to which Mr. Kohlsdorf shares voting power with the Retirement Savings Plan trustee.

(9)	Includes options (exercisable as of December 1, 2005 or within 60 days thereof) to purchase 124,933 shares of common stock. Also includes 41,691 deferred stock units accrued under the 2000 Directors’ Plan and the 2003 Directors’ Plan.

(10)	Includes options (exercisable as of December 1, 2005 or within 60 days thereof) to purchase 13,274 shares of common stock. Also includes 15,387 deferred stock units accrued under the 2000 Directors’ Plan and the 2003 Directors’ Plan.

(11)	Includes options (exercisable as of December 1, 2005 or within 60 days thereof) to purchase 16,705 shares of common stock. Also includes 14,814 deferred stock units accrued under the 2000 Directors’ Plan and the 2003 Directors’ Plan.

(12)	Includes options (exercisable as of December 1, 2005 or within 60 days thereof) to purchase 13,274 shares of common stock. Also includes 12,215 deferred stock units accrued under the 2000 Directors’ Plan and the 2003 Directors’ Plan.

(13)	Includes options (exercisable as of December 1, 2005 or within 60 days thereof) to purchase 142,673 shares of common stock.

(14)	Includes options (exercisable as of December 1, 2005 or within 60 days thereof) to purchase 20,905 shares of common stock. Also includes 27,834 deferred stock units accrued under the 2000 Directors’ Plan and the 2003 Directors’ Plan.

(15)	Includes options (exercisable as of December 1, 2005 or within 60 days thereof) to purchase 24,601 shares of common stock.

(16)	Includes options (exercisable as of December 1, 2005 or within 60 days thereof) to purchase 2,382,628 shares of common stock. Also includes 280,240 deferred stock units accrued under the 2000 Directors’ Plan and the 2003 Directors’ Plan. Includes 40,511 shares held in the Retirement Savings Plan, as to which certain directors and executive officers share voting power with the Retirement Savings Plan trustee.

(17)	Based solely on a Schedule 13G/ A filed with the SEC on February 18, 2005 by State Street Bank and Trust Company (“State Street”), acting in various fiduciary capacities, including trustee of the Retirement Savings Plan. The filing indicates that, as of December 31, 2004, State Street had sole voting power for 1,178,595 shares, shared voting power for 19,990,503 shares, sole dispositive power for no shares and shared dispositive power for 21,169,098 shares.

(18)	Based solely on a Schedule 13G/ A jointly filed with the SEC on February 14, 2005 by Capital Group International, Inc. (“CGII”) and Capital International Limited. The filing indicates that, as of December 31, 2004, CGII had sole voting power for 10,928,300 shares, shared voting power for no shares, sole dispositive power for 14,735,720 shares and shared dispositive power for no shares. Includes $4,616,000 principal amount of IKON’s 5% Convertible Subordinated Notes Due 2007 convertible into 307,120 shares of common stock.

(19)	Based solely on a Schedule 13D/ A jointly filed with the SEC on June 20, 2005 by Steel Partners II, L.P., its general partner, Steel Partners, L.L.C., and Steel Partners, L.L.C.’s sole managing member, Warren G. Lichtenstein (collectively, “Steel Partners”). The filing indicates that, as of June 17, 2005, Steel Partners had sole voting power for 13,956,300 shares, shared voting power for no shares, sole dispositive power for 13,956,300 shares and shared dispositive power for no shares.

(20)	Based solely on a Schedule 13G/ A filed with the SEC on July 8, 2005 by Capital Research and Management Company (“CRMC”). The filing indicates that, as of June 30, 2005, CRMC had sole voting power for 4,044,200 shares, shared voting power for no shares, sole dispositive power for 7,544,200 shares and shared dispositive power for no shares.
SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE
      Section 16(a) of the Securities Exchange Act of 1934, as amended, requires our directors and executive officers and persons who beneficially own more than ten percent of our common stock to file with the SEC initial reports of ownership and reports of changes in ownership of common stock and other equity securities of IKON. Executive officers, directors, and greater-than-ten-percent shareholders are required by regulation of the SEC to furnish us with copies of all Section 16(a) reports they file.
      To our knowledge, based solely on a review of the copies of such reports furnished to us and written representations that no other reports were required during fiscal 2005, all Section 16(a) filing requirements applicable to our executive officers, directors, and greater-than-ten-percent beneficial owners were complied with during fiscal 2005.

PERFORMANCE OF IKON COMMON STOCK
      The following graph compares the cumulative total shareholder return of IKON common stock with the cumulative total return of: (i) the Russell 2000 Index and (ii) an industry peer group (identified in the graph below as “Peer Group”) consisting of the following companies: Danka Business Systems PLC, Global Imaging Systems, Inc., Hewlett-Packard Company, Imagistics International, Inc., Lexmark International Inc., Pitney Bowes Inc., and Xerox Corporation. Cumulative total shareholder return is measured by assuming an investment of $100 made at close of business on September 30, 2000 (with dividends reinvested).

PROPOSAL 2
APPROVAL OF IKON OFFICE SOLUTIONS, INC.
2006 OMNIBUS EQUITY COMPENSATION PLAN
      On December 7, 2005, the Board of Directors adopted, subject to shareholder approval at the meeting, the IKON Office Solutions, Inc. 2006 Omnibus Equity Compensation Plan (the “Plan”). The Board of Directors has directed that the proposal to approve the Plan be submitted to IKON’s shareholders for their approval at the meeting. Also, shareholder approval is being sought (i) so that shares available for issuance or transfer under the 2003 IKON Office Solutions, Inc. Employee Equity Incentive Plan (the “2003 Employee Plan”), the 2003 Directors’ Plan, the 2000 IKON Office Solutions, Inc. Employee Stock Option Plan (the “2000 Plan”), the 2000 IKON Office Solutions, Inc. Executive Incentive Plan (the “2000 Executive Plan”), and the 2000 Directors’ Plan (collectively, the “Prior Plans”) will be issued or transferred under the Plan, (ii) so that shares can be issued under the Plan to satisfy IKON’s obligations to make contributions under the IKON Office Solutions, Inc. Executive Deferred Compensation Plan, (iii) so that the compensation attributable to grants under the Plan may qualify for an exemption from the $1,000,000 deduction limit under Section 162(m) of the Internal Revenue Code (the “Code”) (see discussion of Section 162(m) under the section entitled “Federal Income Tax Consequences” beginning on page 17 of this proxy statement), (iv) in order for incentive stock options to meet the requirements of the Code, and (v) in order to meet the NYSE corporate governance listing standards.
      The Board of Directors believes that the approval of the Plan by the shareholders will further IKON’s compensation structure and strategy. IKON’s ability to attract, retain and motivate top quality management, employees, non-employee directors, and consultants is material to IKON’s success, and the Board of Directors has concluded that this would be enhanced by IKON’s ability to make grants under the Plan. In addition, the Board of Directors believes that the interests of IKON and its shareholders will be advanced if IKON can offer its employees, non-employee directors, and consultants the opportunity to acquire or increase their proprietary interests in IKON. The Board of Directors also believes that the merger of the Prior Plans into the Plan and the issuance of all future equity grants under the Plan, as opposed to under a Prior Plan, as applicable, will standardize IKON’s equity practices. Prior to the merger of the Prior Plans, as of December 30, 2005 the 2003 Employee Plan had 870,766 shares of common stock remaining available for issuance, the 2003 Directors’ Plan had 830,570 shares of common stock remaining available for issuance, the 2000 Plan had 964,694 shares of common stock remaining available for issuance, the 2000 Executive Plan had 135,333 shares of common stock remaining available for issuance, and the 2000 Directors’ Plan had 16,099 shares of common stock remaining available for issuance. If the Plan is approved by the shareholders, on and after the effective date of the Plan, shares with respect to outstanding grants under the Prior Plans will be issued or transferred under the Plan. The 2000 Plan was not previously approved by IKON’s shareholders; however, as a result of its merger into the Plan, IKON’s shareholders will be approving that shares available for issuance under the 2000 Plan may be issued under the Plan. No further grants will be made under the Prior Plans.
      The material terms of the Plan are summarized below. This summary of the Plan is not intended to be a complete description of the Plan and is qualified in its entirety by the actual text of the Plan to which reference is made.
Material Features of the Plan
      General. The Plan provides that grants may be in any of the following forms: (i) incentive stock options, (ii) nonqualified stock options (incentive stock options and nonqualified stock options collectively are referred to as “options”), (iii) stock appreciation rights (“SARs”), (iv) stock units, (v) performance units, (vi) stock awards, (vii) dividend equivalents, and (viii) other stock-based awards.
      Subject to adjustment in certain circumstances as described below, the aggregate number of shares of common stock that may be issued or transferred under the Plan is the sum of (i) 8,000,000 shares and (ii) the number of shares of common stock attributable to outstanding grants under the Prior Plans as of the effective date of the Plan, as well as shares of common stock reserved for issuance under the Prior Plans, but not subject to previously exercised or vested grants, as of the effective date of the Plan, provided that no more than 4,000,000 shares of common stock, in the aggregate, may be issued as stock units, performance units, stock awards, or other stock-based awards, and no more than 8,000,000 shares may be issued as incentive stock options. If and to the extent options and SARs granted under the Plan (or granted under the Prior Plans prior to the effective date of the Plan) terminate, expire or are cancelled, forfeited, exchanged, or surrendered after the effective date of the Plan without being exercised or if any stock awards, stock units, performance units, dividend equivalents, or other stock-based awards are forfeited or terminated, or otherwise not paid in full, after the effective date of the Plan, the shares subject to such grants will become available again for purposes of the Plan. To the extent SARs are exercised under the Plan, the total number of shares of common stock subject to the exercised portion of the SAR shall count against the number of shares reserved for issuance under the Plan if shares of common stock are paid out upon exercise of the SAR.
      The Plan provides that the maximum aggregate number of shares of common stock that may be made with respect to grants, other than dividend equivalents, to any individual during any fiscal year is 500,000 shares, subject to adjustment as described below. Participants may not accrue dividend equivalents during any fiscal year under the Plan in excess of $1,000,000.
      If approved by the shareholders, the Plan will become effective on February 22, 2006.
      Administration. The Plan is administered and interpreted by the Human Resources Committee; however, the Board of Directors or its delegate will make grants under the Plan to IKON’s non-employee directors. The Human Resources Committee has the authority to (i) determine the individuals to whom grants will be made under the Plan, (ii) determine the type, size, and terms of the grants, (iii) determine the time when grants will be made and the duration of any applicable exercise or restriction period, including the criteria for exercisability and the acceleration of exercisability, (iv) amend the terms of any previously issued grant, subject to the limitations described below, (v) adopt guidelines separate from the Plan that set forth the specific terms and conditions for grants under the Plan, and (vi) deal with any other matters arising under the Plan. The determinations of the Human Resources Committee are made in its sole discretion and are final, binding, and conclusive. The Human Resources Committee presently consists of Ms. Bell and Messrs. Gibson, Johnson, Luterman, and McCracken, each of whom is a non-employee director of IKON. Day-to-day administrative functions of the Plan may be performed by employees of IKON, as approved by the Human Resources Committee.
      Eligibility for Participation. All of the employees (including officers and members of the Board of Directors) of IKON and its subsidiaries are eligible for grants under the Plan. Non-employee directors of IKON or any subsidiary are also eligible to receive grants under the Plan. All consultants of IKON and its subsidiaries are also eligible to receive grants under the Plan. As of December 30, 2005, approximately 26,000 employees, 9 non-employee directors and 1,000 consultants will be eligible to receive grants under the Plan.

Types of Awards.
          Stock Options
      The Human Resources Committee may grant options intended to qualify as incentive stock options within the meaning of Section 422 of the Code (“ISOs”), so-called “nonqualified stock options” that are not intended to so qualify (“NQSOs”), or any combination of ISOs and NQSOs. Anyone eligible to participate in the Plan may receive a grant of NQSOs. Only employees of IKON and certain of its subsidiaries may receive a grant of ISOs.
      The Human Resources Committee fixes the exercise price per share for options on the date of grant. The exercise price of any option granted under the Plan will be equal to or greater than the fair market value of the underlying shares of common stock on the date of grant; however, if a participant who will be granted an ISO is a person who holds more than 10% of the total combined voting power of all classes of outstanding stock of IKON, the exercise price per share of an ISO granted to such person must be at least 110% of the fair market value of a share of common stock on the date of grant. To the extent that the aggregate fair market value of shares of common stock, determined on the date of grant, with respect to which ISOs become exercisable for the first time by a participant during any calendar year exceeds $100,000, such ISOs will be treated as NQSOs.
      The Human Resources Committee determines the term of each option, provided, however, that the term may not exceed ten years from the date of grant and, if the recipient of an ISO is a person who holds more than 10% of the combined voting power of all classes of outstanding stock of IKON, the term for such person may not exceed five years from the date of grant. The vesting period for options commences on the date of grant and ends on such date as is determined by the Human Resources Committee, in its sole discretion, which is specified in the grant letter. Options may be exercised while the participant is employed by or providing service to IKON or within a specified period of time after termination of such employment or service, as determined by the Human Resources Committee. A participant may exercise an option by delivering notice of exercise to IKON or its designated agent. The participant will pay the exercise price and any withholding taxes for the option: (i) in cash or by check, (ii) by delivering shares of common stock already owned by the participant and having a fair market value on the date of exercise equal to the exercise price or through attestation to ownership of such shares, (iii) in cash, on the T+3 settlement date that occurs after the exercise date specified in the notice of exercise, or (iv) by such other method as the Human Resources Committee may approve, to the extent permitted by applicable law.
          SARs
      The Human Resources Committee may grant SARs to anyone eligible to participate in the Plan. Upon exercise of an SAR, the participant will receive an amount equal to the excess of the fair market value of the common stock on the date of exercise over the base amount set forth in the grant letter. Such payment to the participant will be in cash, in shares of common stock, or in a combination of cash and shares of common stock, as determined by the Human Resources Committee. The Human Resources Committee will determine the period when SARs vest and become exercisable, the base amount for SARs, and whether SARs will be granted in connection with, or independently of, any options. SARs may be exercised while the participant is employed by or providing service to IKON or within a specified period of time after termination of such employment or service, as determined by the Human Resources Committee.
          Stock Units
      The Human Resources Committee may grant stock units to anyone eligible to participate in the Plan. Each stock unit provides the participant with the right to receive a share of common stock or an amount based on the value of a share of common stock at a future date. The Human Resources Committee determines the number of stock units that will be granted, whether stock units will become payable if specified performance goals or other conditions are met, and the other terms and conditions applicable to the stock units. Stock units may be paid at the end of a specified period or deferred to a date authorized by the Human Resources Committee. If a stock unit becomes distributable, it will be paid to the participant in cash, in shares of common stock, or in a combination of cash and shares of common stock, as determined by the Human Resources Committee.
          Performance Units
      The Human Resources Committee may grant performance units to anyone eligible to participate in the Plan. Each performance unit provides the participant with the right to receive a share of common stock or an amount based on the value of a share of common stock if specified performance goals are met. The Human Resources Committee determines the number of performance units that will be granted, the performance goals, the target amount that will be paid, and the other terms and conditions applicable to the performance units. Payments with respect to performance units will be made in cash, in shares of common stock, or in a combination of cash and shares of common stock, as determined by the Human Resources Committee.

          Stock Awards
      The Human Resources Committee may grant stock awards to anyone eligible to participate in the Plan. The Human Resources Committee may require that participants pay consideration for the stock awards and may impose restrictions on the stock awards. If restrictions are imposed on stock awards, the Human Resources Committee will determine whether they will lapse over a period of time or according to such other criteria as the Human Resources Committee determines appropriate. The Human Resources Committee determines the number of shares of common stock subject to the grant of stock awards and the other terms and conditions of the grant. The Human Resources Committee will determine to what extent, and under what conditions, a participant will have the right to vote shares of common stock and to receive dividends or other distributions paid on such shares during the restriction period. The Human Resources Committee may determine that a participant’s entitlement to dividends or other distributions with respect to stock awards will be subject to the achievement of performance goals or other conditions.
          Dividend Equivalents
      The Human Resources Committee may grant dividend equivalents to anyone eligible to participate in the Plan. Dividend equivalents may be granted in connection with any grants under the Plan and are payable in cash or shares of common stock and may be paid currently or accrued as contingent obligations. The terms and conditions of dividend equivalents are determined by the Human Resources Committee. As of December 1, 2005, dividend equivalents were associated with 463,044 shares of common stock attributable to outstanding grants under the Prior Plans.
          Other Stock-Based Awards
      The Human Resources Committee may grant other types of stock-based awards that would not otherwise constitute options, SARs, stock units, performance units, stock awards, and dividend equivalents. The Human Resources Committee may grant other stock-based awards to anyone eligible to participate in the Plan. These grants will be cash-based or based on or measured by shares of common stock and will be payable in cash, in shares of common stock, or in a combination of cash and shares of common stock. The terms and conditions for these grants will be determined by the Human Resources Committee. In addition, the Human Resources Committee may provide that units credited to a participant’s IKON Index Account under the IKON Executive Deferred Compensation Plan as IKON contributions will be redeemed as common stock that is issued under the Plan.
      Qualified Performance Compensation. The Plan permits the Human Resources Committee to impose and specify objective performance goals that must be met with respect to grants of stock units, performance units, stock awards, dividend equivalents, and other stock-based awards to employees. The Human Resources Committee will determine the performance periods for the performance goals. Forfeiture of all or part of any such grant will occur if the performance goals are not met, as determined by the Human Resources Committee. Prior to, or soon after the beginning of, the performance period, the Human Resources Committee will establish in writing the performance goals that must be met, the applicable performance periods, the amounts to be paid if the performance goals are met, and any other conditions.
      The performance goals, to the extent designed to meet the requirements of Section 162(m) of the Code, will be based on one or more of the following measures: common stock price, earnings per share of common stock, net earnings or profits, operating earnings, return on assets, shareholder return, return on equity, growth in assets, unit volume, sales, market share, or strategic business criteria consisting of one or more objectives based on meeting specific revenue goals, market penetration goals, geographic business expansion goals, cost targets, cash position, or goals relating to acquisitions or divestitures. The foregoing measures may be based on the employee’s business unit or the performance of IKON, IKON’s subsidiaries independently or as a whole, or a combination of the foregoing.
      Deferrals. The Human Resources Committee may permit or require participants to defer receipt of the payment of cash or the delivery of shares of common stock that would otherwise be due to the participant in connection with a grant under the Plan. The Human Resources Committee will establish the rules and procedures applicable to any such deferrals.
      Adjustment Provisions. If there is any change in the number or kind of shares of common stock by reason of a stock dividend, spinoff, recapitalization, stock split, or combination or exchange of shares, by reason of a merger, reorganization, or consolidation, by reason of a recapitalization or change in par value or by reason of any other extraordinary or unusual event affecting the outstanding shares of common stock as a class without IKON’s receipt of consideration, or if the value of outstanding shares of common stock is substantially reduced as a result of a spinoff or IKON’s payment of an extraordinary dividend or distribution, the number of shares of common stock available for grants, the limit on the number of shares of common stock for which any individual may receive pursuant to grants in any year, the number of shares covered by outstanding grants, the kind of shares to be issued or transferred under the Plan, and the price per share or the applicable market value of such grants will be appropriately adjusted by the Human Resources Committee to reflect any increase or decrease in the number or kind of issued shares of common stock in order to preclude, to the extent practicable, the enlargement or dilution of the rights and benefits under such grants.
      Change in Control. If a change in control occurs, unless the Human Resources Committee determines otherwise, (i) IKON will provide each participant with outstanding grants written notice of such change in control, (ii) all outstanding options and SARs will automatically accelerate and become fully exercisable, (iii) the restrictions and conditions on all outstanding stock awards will immediately lapse, (iv) participants holding outstanding performance units will receive payment in settlement of such performance units, in an amount determined by the Human Resources Committee, based on the participant’s target payment for the performance period and the portion of the performance period that precedes the change in control, (v) all outstanding stock units will become payable in cash or common stock in an amount not less than their target amount, as determined by the Human Resources Committee, and (vi) dividend equivalents and other stock-based awards shall become fully payable in cash or common stock, in amounts determined by the Human Resources Committee.
      If a change in control occurs where IKON is not the surviving corporation (or survives only as a subsidiary of another corporation), unless the Human Resources Committee determines otherwise, all outstanding options and SARs that are not exercised will be assumed by, or replaced with comparable options and rights by, the surviving corporation (or a parent or subsidiary of the surviving corporation), and other grants that remain outstanding will be converted to similar grants of the surviving corporation (or a parent or subsidiary of the surviving corporation).
      In the event of a change in control, the Human Resources Committee may take any of the following actions with respect to outstanding grants: (i) require that participants surrender their options and SARs in exchange for payment by IKON, in cash or shares of common stock, as determined by the Human Resources Committee, in an amount equal to the amount by which the then fair market value subject to the participant’s unexercised options and SARs exceeds the exercise price of the option or the base amount of the SAR, as applicable, (ii) after giving participants the opportunity to exercise their options and SARs, the Human Resources Committee may terminate any or all unexercised options and SARs at such time as the Human Resources Committee determines appropriate, or (iii) with respect to participants holding stock units, performance units, dividend equivalents, or other stock-based awards, the Human Resources Committee may determine that such participants will receive payment in settlement of such awards in such amount and form as may be determined by the Human Resources Committee.
      Foreign Participants. If any individual who receives a grant under the Plan is subject to taxation in countries other than the United States, the Plan provides that the Human Resources Committee may make grants to such individuals on such terms and conditions as the Human Resources Committee determines appropriate to comply with the laws of the applicable countries.
      Repricing of Options. The Plan includes a restriction providing that, without shareholder approval, neither the Human Resources Committee nor the Board of Directors can amend or replace options previously granted under the Plan in a transaction that constitutes a “repricing,” as that term is defined under the NYSE corporate governance listing standards. Adjustments to the exercise price or number of shares of common stock subject to an option to reflect the effects of a stock split or other extraordinary corporate transaction will not constitute a “repricing.”
      Amendment and Termination of the Plan. The Board of Directors may amend or terminate the Plan at any time, subject to shareholder approval if such approval is required under any applicable laws or stock exchange requirements. No grants may be issued under the Plan after February 21, 2016.
      Grants Under the Plan. If the Plan is adopted, for the directors’ compensation year beginning on February 1, 2006, each non-employee director will receive an annual grant of deferred stock units entitling the non-employee director to receive that number of deferred stock units determined by dividing $45,000 by the fair market value of a share of IKON common stock on the date of grant pursuant to the Plan. In addition to these deferred stock units, pursuant to the Plan each non-employee director will receive an annual grant of options to purchase that number of shares of IKON common stock determined by dividing $35,000 by the per-option value, calculated based on the Black-Scholes valuation method, as adjusted from time to time. Aside from the grants to non-employee directors described above, it is currently not possible to predict the number of shares of common stock that will be granted or who will receive any grants under the Plan after shareholder approval at the meeting. No grants have been awarded under the Plan.
      The last sales price of IKON’s common stock on December 30, 2005 was $10.41 per share.
Federal Income Tax Consequences
      The federal income tax consequences arising with respect to awards granted under the Plan will depend on the type of the award. The following provides only a general description of the application of federal income tax laws to certain awards under the Plan. This discussion is intended for the information of shareholders considering how to vote at the meeting and not as tax guidance to participants in the Plan, as the consequences may vary with the types of awards made, the identity of the recipients, and the method of payment or settlement. The summary does not address the effects of other federal taxes (including possible “golden parachute” excise taxes) or taxes imposed under state, local, or foreign tax laws.
      From the recipients’ standpoint, as a general rule, ordinary income will be recognized at the time of payment of cash or delivery of actual shares of common stock. Future appreciation on shares of common stock held beyond the ordinary income recognition event will be taxable at capital gains rates when the shares of common stock are sold. IKON, as a general rule, will be entitled to a tax deduction that corresponds in time and amount to the ordinary income recognized by the recipient, and IKON will not be entitled to any tax deduction in respect of capital gain income recognized by the recipient.
      Exceptions to these general rules may arise under the following circumstances: (i) if shares of common stock, when delivered, are subject to a substantial risk of forfeiture by reason of failure to satisfy any employment-, service-, or performance-related condition, ordinary income taxation and IKON’s tax deduction will be delayed until the risk of forfeiture lapses (unless the recipient makes a special election to ignore the risk of forfeiture); (ii) if an employee is granted an option that qualifies as an “incentive stock option,” no ordinary income will be recognized, and IKON will not be entitled to any tax deduction, if shares of common stock acquired upon exercise of such option are held more than the longer of one year from the date of exercise and two years from the date of grant; (iii) IKON will not be entitled to a tax deduction for compensation attributable to awards granted to its chief executive officer or any of its four other most highly compensated officers, if and to the extent such compensation does not qualify as “performance-based compensation” under Section 162(m) of the Code, and such compensation, along with any other non-performance-based compensation paid in the same calendar year, exceeds $1 million; and (iv) an award may be taxable to the recipient at 20 percentage points above ordinary income tax rates at the time it becomes vested, plus interest, even if that is prior to the delivery of the cash or common stock in settlement of the award, if the award constitutes “deferred compensation” under Section 409A of the Code, and the requirements of Section 409A of the Code are not satisfied.
      Section 162(m) of the Code generally disallows a publicly held corporation’s tax deduction for compensation paid to its chief executive officer or any of its four other most highly compensated officers in excess of $1,000,000 in any year. Compensation that qualifies as performance-based compensation is excluded from the $1,000,000 deductibility cap and therefore remains fully deductible by the corporation that pays it. IKON intends that options and SARs granted at the fair market value of the common stock on the date of grant will qualify as performance-based compensation. Stock units, performance units, stock awards, dividend equivalents, and other stock-based awards granted under the Plan will only qualify as performance-based compensation when the Human Resources Committee conditions such grants on the achievement of specific performance goals in accordance with the requirements of Section 162(m) of the Code.
      The Plan provides that IKON has the right to require the recipient of any award under the Plan to pay to IKON an amount necessary for IKON to satisfy its federal, state, or local tax withholding obligations with respect to such grants. IKON may withhold from other amounts payable to such individual an amount necessary to satisfy these obligations. Unless the Human Resources Committee determines otherwise, a participant may satisfy IKON’s withholding obligation by having shares acquired pursuant to the grant withheld, provided that the number of shares withheld does not exceed the individual’s minimum applicable withholding tax rate for federal, state, and local tax liabilities. The Plan also provides that the Human Resources Committee may permit a participant to satisfy IKON’s withholding obligation that exceeds the minimum applicable withholding tax rate by transferring to IKON previously acquired shares of common stock.
Availability of Plan Document
      The full text of the Plan is included as Appendix A to this proxy statement.
Board Recommendation
      The Board of Directors believes that the adoption of the Plan will enable IKON to provide significant equity-based incentives to employees, non-employee directors, and consultants who are expected to contribute materially to IKON’s future success.
THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS
A VOTE “FOR” THE APPROVAL OF THE 2006 OMNIBUS EQUITY COMPENSATION PLAN
Equity Compensation Plan Information
      The following table sets forth information about IKON’s common stock that may be issued under all of IKON’s existing equity compensation plans as of September 30, 2005, including the Prior Plans, but does not include the proposed Plan:

			(c)
			Number of Securities
	(a)		Remaining Available for
	Number of Securities	(b)	Future Issuance Under
	to Be Issued upon	Weighted-Average	Equity Compensation
	Exercise of	Exercise Price of	Plans (Excluding
	Outstanding Options,	Outstanding Options,	Securities Reflected in
Plan Category	Warrants or Rights	Warrants or Rights	Column (a))

Equity compensation plans approved by security holders(1)	13,184,382	$11.87	3,568,459
Equity compensation plans not approved by security holders(2)	4,034,479	$8.43	897,812
Total	17,218,861	$11.07	4,466,271

(1)	Shareholder-Approved Plans

In December 2002, the Company adopted the 2003 Employee Plan, which provides for the granting of stock options and restricted stock to executive officers and other employees of the Company. The 2003 Employee Plan was approved by the shareholders of the Company in February 2003. The aggregate number of shares of common stock for which options may be granted or which may be issued as restricted stock under the 2003 Employee Plan is 5,000,000 shares, subject to adjustment for changes to IKON’s common stock. The maximum number of shares of common stock for which options may be granted, or which may be issued as restricted stock, to any one employee during any calendar year under the 2003 Employee Plan is an aggregate of 500,000 shares, subject to adjustment for changes to IKON’s common stock. The term of incentive stock options may not exceed ten years. The exercise price of the stock options may not be less than 100% of the fair market value of one share of IKON’s common stock on the date of grant if the option is intended to be an incentive stock option. The Board of Directors determines the terms of any restricted stock grants, including the date of grant, the number of shares to be subject to each restricted stock grant, and the vesting provisions applicable to each restricted stock grant. As of September 30, 2005, 2,117,576 options were outstanding under the 2003 Employee Plan, none of which were exercisable, and 310,985 shares of restricted stock were outstanding under the 2003 Employee Plan.

In December 2002, the Company adopted the 2003 Directors’ Plan, which provides for the granting of stock options, restricted stock, and deferred stock units to non-employee directors of the Company. The 2003 Directors’ Plan was approved by the shareholders of the Company in February 2003. The aggregate number of shares of common stock for which options may be granted or which may be issued as restricted stock or deferred stock units under the 2003 Directors’ Plan is 1,000,000 shares, subject to adjustment for changes to IKON’s common stock. The exercise price of the stock options may not be less than 100% of the fair market value of one share of common stock on the date of grant. The Board of Directors determines the terms of any restricted stock grants, including the date of grant, the number of shares to be subject to each restricted stock grant, and the vesting provisions applicable to each restricted stock grant. The Board of Directors shall determine the terms of any deferred stock unit grant, including the date of grant, the number of shares to be subject to each deferred stock unit grant, and the vesting provisions applicable to each deferred stock unit grant. As of September 30, 2005, 74,310 options were outstanding under the 2003 Directors’ Plan, all of which were exercisable, no shares of restricted stock were outstanding under the 2003 Directors’ Plan, and 80,102 shares of common stock underlying deferred stock units were outstanding under the 2003 Directors’ Plan, all of which shares were vested.

In October 1999, the Company adopted the 2000 Executive Plan, which provides for the granting of stock options and restricted stock to officers and other key executives of the Company. The 2000 Executive Plan was approved by the shareholders of the Company in February 2000. The aggregate number of shares of common stock for which options may be granted or which may be issued as restricted stock under the 2000 Executive Plan is 1,000,000 shares, subject to adjustment for changes to IKON’s common stock. The maximum number of shares of common stock for which options may be granted, or which may be issued as restricted stock, to any one employee during any calendar year under the 2000 Executive Plan is an aggregate of 500,000 shares, subject to adjustment for changes to IKON’s common stock. The term of incentive stock options may not exceed ten years. The exercise price of the stock options may not be less than 100% of the fair market value of one share of IKON’s common stock on the date of grant if the option is intended to be an incentive stock option. The Board of Directors determines the terms of any restricted stock grants, including the date of grant, the number of shares to be subject to each restricted stock grant, and the vesting provisions applicable to each restricted stock grant. As of September 30, 2005, 792,000 options were outstanding under the 2000 Executive Plan, 478,002 of which were exercisable, and no shares of restricted stock were outstanding under the 2000 Executive Plan.

In October 1999, the Company adopted the 2000 Directors’ Plan, which provides for the granting of stock options, restricted stock, and deferred stock units to non-employee directors of the Company. The 2000 Directors’ Plan was approved by the shareholders of the Company in February 2000. The aggregate number of shares of common stock for which options may be granted or which may be issued as restricted stock or deferred stock units under the 2000 Directors’ Plan is 1,000,000 shares, subject to adjustment for changes to IKON’s common stock. The exercise price of the stock options may not be less than 100% of the fair market value of one share of common stock on the date of grant. The Board of Directors determines the terms of any restricted stock grants, including the date of grant, the number of shares to be subject to each restricted stock grant, and the vesting provisions applicable to each restricted stock grant. The Board of Directors shall determine the terms of any deferred stock unit grant, including the date of grant, the number of shares to be subject to each deferred stock unit grant, and the vesting provisions applicable to each deferred stock unit grant. As of September 30, 2005, 634,105 options were outstanding under the 2000 Directors’ Plan, all of which were exercisable, 3,504 shares of restricted stock were outstanding under the 2000 Directors’ Plan, and 187,845 shares of common stock underlying deferred stock units were outstanding under the 2000 Directors’ Plan, all of which shares were vested.

In January 1995, the Company adopted the 1995 Stock Option Plan, amended and restated by the Board of Directors in January 1999 (the “1995 Plan”), which provides for the granting of stock options to executive officers and other employees of the Company. The 1995 Plan was approved by the shareholders of the Company in January 1995. The aggregate number of shares of common stock for which options may be granted under the 1995 Plan is 6,171,000 shares, subject to adjustment for changes to IKON’s common stock. The maximum number of shares of common stock for which options may be granted to any one employee during any calendar year under the 1995 Plan is an aggregate of 2,468,400 shares, subject to adjustment for changes to IKON’s common stock. The term of incentive stock options may not exceed ten years. The exercise price of these stock options may not be less than 100% of the fair value of one share of common stock on the date of grant if the option is intended to be an incentive stock option. As of September 30, 2005, 4,327,716 options were outstanding under the 1995 Plan, of which 4,175,523 options were exercisable.

In October 1992, the Board of Directors adopted the Long Term Incentive Compensation Plan (the “LTIP”), which provides for the granting of restricted shares of common stock to executive officers of the Company. The LTIP was amended and restated by the Board of Directors in November 1994 and approved by the shareholders of the Company in January 1995. The aggregate number of shares of common stock that may be issued as restricted stock under the LTIP is 5,000,000 shares, subject to adjustment for changes to IKON’s common stock. The Board of Directors determines the terms of any restricted stock grants, including the date of grant, the number of shares to be subject to each restricted stock grant, and the objective performance goals, if any, that must be met within a specified time period in order for the grantee to receive the restricted shares. As of September 30, 2005, 248,195 shares of restricted stock were outstanding under the LTIP and 3,884,637 shares were reserved for issuance pursuant to LTIP awards. As of December 7, 2005, as a result of actions taken by the Board of Directors, no shares were reserved for issuance pursuant to LTIP awards.

In November 1988, the Board of Directors adopted the 1989 Directors’ Stock Option Plan (the “1989 Plan”), which provided for the granting of stock options to directors of the Company. The 1989 Plan was approved by the shareholders of the Company in February 1989. In November 1992, the Board of Directors adopted the 1993 Stock Option Plan for Non-Employee Directors (the “1993 Plan”), which provided for the granting of stock options to non-employee directors of the Company. The 1993 Plan was approved by the shareholders of the Company in February 1993. In July 1997, the Board of Directors adopted the Non-Employee Directors’ Stock Option Plan (the “Directors’ Option Plan”) as a continuation of the 1989 Plan and the 1993 Plan. The Directors’ Option Plan provides for the granting of stock options to non-employee directors of the Company. The aggregate number of shares of common stock for which options may be granted under the Directors’ Option Plan is 1,252,756 shares, subject to adjustment for changes to IKON’s common stock. As of September 30, 2005, 523,407 options were outstanding under the Directors’ Option Plan, all of which were exercisable.

(2)	Non-Shareholder-Approved Plans

In October 1999, the Company adopted the 2000 Plan, which provides for the granting of stock options to employees of the Company. The 2000 Plan has not been submitted to the Company’s shareholders for approval. The aggregate number of shares of common stock for which options may be granted under the 2000 Plan is 10,000,000 shares, subject to adjustment for changes to IKON’s common stock. The maximum number of shares of common stock for which options may be granted to any one employee during any calendar year under the 2000 Plan is an aggregate of 500,000 shares, subject to adjustment for changes to IKON’s common stock. The term of these stock options will be fixed at the time of grant. The exercise price of these stock options will be determined by the Board of Directors. As of September 30,

2005, 4,034,479 options were outstanding under the 2000 Plan, of which 3,216,496 options were exercisable and 1,636,167 of these exercisable options were in-the-money.

EXECUTIVE COMPENSATION
Human Resources Committee Report on Executive Compensation
      IKON’s executive compensation program is administered by the Human Resources Committee of the Board of Directors, which has responsibility for all aspects of the compensation program for the executive officers of IKON. The Human Resources Committee is composed of the directors listed at the end of this report, none of whom is an employee of IKON and each of whom qualifies as a non-employee director for purposes of Rule 16b-3 under the Securities Exchange Act of 1934, as amended, and an outside director for purposes of Section 162(m) of the Code.
      A key objective of the Human Resources Committee is to consider, establish, and administer programs that attract and retain key executives, and to align their compensation with IKON’s performance, business strategies, and growth in shareholder value. To this end, the Human Resources Committee has established, and the Board of Directors has endorsed, an executive compensation philosophy that includes the following elements:

•	A “pay-for-performance” orientation under which compensation reflects corporate and individual performance;

•	An emphasis on stock incentives to closely align the interests of executives with the long-term interests of shareholders;

•	An emphasis on total compensation under which base salaries are generally set at or near competitive levels, determined by assessing compensation against companies in IKON’s industry and against similar organizations, but which motivates and rewards executives with total compensation, including incentive programs, at or above competitive levels if corporate and/or individual performance is superior;

•	An appropriate balance of short-term and long-term compensation that facilitates retention of talented executives, rewards long-term strategic planning, and encourages IKON stock ownership; and

•	Recognition that selective use of executive employment, noncompete, and change-in-control agreements will enable IKON to attract and retain talented key executives, and will enable management to place its exclusive focus on strategic planning and financial and operational issues affecting the business.
      As a matter of policy, the Human Resources Committee has structured IKON’s executive compensation plans so that cash and option awards under those plans generally will be excluded from compensation to which the $1,000,000 deduction limit of Section 162(m) of the Code applies, subject to consideration of other corporate objectives.
      The primary components of IKON’s executive compensation program are (a) base salaries; (b) annual cash incentive bonus opportunities; (c) long-term incentive opportunities; and (d) executive employment, noncompete, and change-in-control agreements.
Base Salaries
      Base salaries for executive officers are established at the beginning of the term of each executive’s employment contract based on a comparison to competitive market levels for the executive’s job function. During the term of the contract, the executive’s base salary is subject to adjustment on the basis of individual and corporate performance, as well as competitive, inflationary, and internal equity considerations. Prior to expiration of the contract term, the Human Resources Committee evaluates the executive’s contribution to

IKON, makes a determination as to whether to continue the executive in his or her current position, and reviews the executive’s current base salary (in light of current market levels and the executive’s performance) to determine whether such base salary should be adjusted.
      In determining the compensation of IKON’s executives, the Human Resources Committee has considered the relevant market not to be limited to the companies included in the industry peer group reflected in the stock performance graph on page 11 of this proxy statement. Because of IKON’s distribution focus, the companies considered to be comparable to IKON for compensation purposes have historically included a broad cross-section of companies that are representative of distribution companies generally.
      In setting the annualized base salary for fiscal 2005 of $825,000 for Mr. Espe, Chairman and Chief Executive Officer, the Human Resources Committee evaluated the factors described above, which are generally used for setting compensation.
Annual Incentive Bonus
      Annual incentive bonus payments to executive officers are awarded pursuant to the IKON Office Solutions, Inc. Annual Bonus Plan, and are based on individual and corporate performance compared to the targets established for the year. The annual incentive bonus opportunity for executive officers is established in an amount equal to a percentage of eligible base salary earnings. For fiscal 2005, the Human Resources Committee determined that corporate annual incentive bonus targets for executive officers, including the individuals named in the Summary Compensation Table on page 24 of this proxy statement, will be based on achievement of revenue, operating income, and cash targets for IKON. If either corporate or individual performance exceeds any of the established performance targets during a fiscal year, executive officers’ bonuses may exceed the annual incentive bonus targets.
      For fiscal 2005, Mr. Espe received an annual incentive bonus of $490,875, which represents 70% of his fiscal 2005 bonus opportunity, based on IKON’s achievement of 97.07% of IKON’s established revenue target, 80.66% of IKON’s established operating income target, and 133.00% of IKON’s established cash target. For the other executive officers named in the Summary Compensation Table on page 24 of this proxy statement, annual incentive bonus awards for fiscal 2005 were based on IKON’s performance described above, as well as business unit and individual objective performance criteria.
Long-Term Incentive Compensation
     LTIP Awards and Payouts
      Long-term incentive performance awards were granted pursuant to the LTIP. The awards vest only if certain performance and other criteria are met. The executive officer’s entitlement to a payout for an award under the LTIP is based on the achievement of objective financial and operating performance goals over successive three-year periods (with a new three-year period beginning every fiscal year), and payouts for awards, if vested, are distributed at the end of each of those three-year periods. During fiscal 2005, none of the individuals named in the Summary Compensation Table on page 24 of this proxy statement, other than Mr. Woods pursuant to the terms of his employment contract, received a payout for long-term incentive performance awards.
     Restricted Stock Awards
      Restricted stock awards were granted pursuant to the 2003 Employee Plan. Such awards are made to reward performance that contributes to IKON’s success, and to attract, motivate, and retain qualified senior executives and employees. The shares of IKON common stock underlying the restricted stock awards to executives generally are issued and distributed when they vest in equal annual installments over a specified period of years, as long as the executive remains a full-time active employee of IKON on the applicable distribution date. On September 30, 2004, Mr. Woods received a restricted stock award pursuant to the terms of his employment contract. On December 8, 2004, Mr. Espe, as well as all of the other executive officers named in the Summary Compensation Table, received a restricted stock award. Mr. Kohlsdorf received an additional restricted stock award on July 26, 2005. The amounts of those restricted stock awards are set forth in the Summary Compensation Table.
     Stock Options
      Stock options are granted as a reward for past performance and as motivation for future performance that maximizes shareholder value. Stock options are generally granted for 10-year terms and vest over a specified period of years. Stock options generally have an exercise price equal to the fair market value of IKON common stock on the date of grant. On December 8, 2004, Mr. Espe, as well as all of the other executive officers named in the Summary Compensation Table on page 24 of this proxy statement, received an option grant as an incentive for future performance. The amounts of those option grants are set forth in the Options Granted in Last Fiscal Year table on page 25 of this proxy statement.
Employment Contracts
      The Human Resources Committee believes that the selective use of employment, noncompete, and change-in-control contracts provides leadership continuity, which benefits IKON’s shareholders and employees and safeguards IKON against the risks associated with former key executives entering into certain competitive business or employment relationships. In addition, these contracts allow senior management to focus exclusively on strategic planning and financial and operational issues affecting the business, and create an incentive for executives to perform in a manner that will contribute to shareholder value and future growth. Accordingly, noncompete agreements are in place with Messrs. Espe, Woods, Edwards, Kohlsdorf, and Mills and certain other senior executives. In addition, change-in-control arrangements are in place with certain senior executives, including all of the current executives named in the Summary Compensation Table on page 24 of this proxy statement. For further information on executive employment, noncompete, and change-in-control contracts, see the section entitled “Change-in-Control Arrangements, Executive Employment Contracts, and Severance Arrangements” beginning on page 28 of this proxy statement.
Summary of Compensation Philosophy
      The Human Resources Committee is firmly committed to the ongoing review and evaluation of IKON’s executive compensation practices. The Human Resources Committee believes that its ongoing review will ensure that IKON’s pay practices are in keeping with the practices of comparable companies and will ensure that such practices create significant performance incentives for executives while maximizing shareholder value.
      The Human Resources Committee of the Board of Directors:
      Judith M. Bell
      Thomas R. Gibson
      Arthur E. Johnson (Chair)
      Gerald Luterman
      William E. McCracken
Human Resources Committee Interlocks and Insider Participation
      None of the members of the Human Resources Committee was, during the fiscal year ended September 30, 2005, an officer or employee of the Company or any of its subsidiaries, was formerly an officer of the Company or any of its subsidiaries or had any relationship with the Company requiring disclosure herein. During the fiscal year ended September 30, 2005, none of the Company’s executive officers served as: (i) a member of the compensation committee (or other board committee performing equivalent functions or, in the absence of any such committee, the entire board of directors) of another entity, of whose executive officers served on the Human Resources Committee of the Company; (ii) a director of another entity, one of whose executive officers served on the Human Resources Committee of the Company; or (iii) a member of the compensation committee (or other board committee performing equivalent functions or, in the absence of any such committee, the entire board of directors) of another entity, one of whose executive officers served as a director of the Company.
Summary of Executive Compensation
      The following table shows compensation earned during the last three completed fiscal years to Matthew J. Espe, our Chairman and Chief Executive Officer, and each of our other four most highly compensated executive officers during the fiscal year ended September 30, 2005 (collectively, the “Named Executive Officers”).

SUMMARY COMPENSATION TABLE

		Annual Compensation		Long-Term Compensation

				Awards		Payouts

				Securities	Restricted		All Other
	Fiscal			Underlying	Stock	LTIP	Compensation
Name and Principal Position	Year	Salary($)	Bonus($)	Options(#)	Awards($)(1)	Payouts($)	($)(2)

Matthew J. Espe(3)	2005	825,000	490,875	258,400	768,201	—	80,444
Chairman and	2004	750,000	419,231	447,100	—	—	222,304
Chief Executive Officer	2003	725,000	1,393,750	291,000	—	—	2,510
Robert F. Woods(4)	2005	500,000	375,000	73,801	219,360	500,000	100,577
Senior Vice President	2004	—	—	—	1,000,004	—	—
and Chief Financial	2003	—	—	—	—	—	—
Officer
Brian D. Edwards(5)	2005	400,000	168,000	50,800	150,563	—	195,274
Senior Vice President,	2004	358,386	126,172	64,000	—	—	35,819
North America Sales	2003	319,039	100,128	55,000	—	—	110,292
Michael E. Kohlsdorf(6)	2005	375,000	147,042	67,800	275,534	—	6,325
Senior Vice President,	2004	223,269	108,212	75,000	—	—	148,093
Enterprise Services and	2003	—	—	—	—	—	—
Information Technology
David Mills(7)	2005	355,905	202,865	25,000	54,950	—	36,813
Vice President,	2004	345,539	162,243	37,000	—	—	36,563
IKON Europe	2003	335,475	166,493	32,500	—	—	36,374

(1)	As of September 30, 2005, the total number and value, respectively, of restricted shares held by the Named Executive Officers were: Mr. Espe: 234,900 ($2,344,302); Mr. Woods: 103,155 ($1,029,487); Mr. Edwards: 13,700 ($136,726); Mr. Kohlsdorf: 26,600 ($265,468); and Mr. Mills: 5,000 ($49,900). Other than the restricted shares granted in fiscal 2005, which include the right to receive accrued dividends, there are no voting or other rights associated with any of the restricted shares of IKON common stock outstanding as of September 30, 2005.

(2)	May include the value of shares of IKON common stock purchased with matching company contributions under IKON’s 401(k) Plan, calculated as of the date of purchase. For fiscal 2005, matching company contributions were as follows: Mr. Espe: $7,000; Mr. Woods: $577; and Mr. Kohlsdorf: $6,325. For Mr. Espe, the remaining amount for fiscal 2005 represents relocation compensation (including a gross-up for taxes) totaling $73,444. For Mr. Woods, the remaining amount for fiscal 2005 represents relocation compensation totaling $100,000. For Mr. Edwards, the amount for fiscal 2005 represents relocation compensation (including a gross-up for taxes). For Mr. Mills, the amount for fiscal 2005 represents a car allowance and payments of private health insurance premiums. The Summary Compensation Table does not include any amounts of perquisites or other personal benefits not required to be reported by the rules and regulations of the SEC.

(3)	Mr. Espe assumed the position of Chief Executive Officer on August 28, 2002. The amount listed for Mr. Espe’s bonus in fiscal 2003 includes $850,000 paid to Mr. Espe on January 15, 2003 as a signing bonus and $543,750 as a guaranteed annual incentive bonus pursuant to the terms of his initial employment contract, which was superseded on September 28, 2005 by that certain employment contract further described on page 29 herein.

(4)	Mr. Woods assumed the position of Chief Financial Officer on September 30, 2004. The amount listed for Mr. Woods’s bonus in fiscal 2005 includes $375,000 as a guaranteed annual incentive bonus pursuant to the terms of his employment contract as further described on page 30 herein. The amount listed for Mr. Woods’s long-term incentive performance payout in fiscal 2005 consists of $500,000 paid to Mr. Woods as a guaranteed payout for long-term incentive performance pursuant to the terms of his employment contract as further described on page 30 herein.

(5)	Mr. Edwards was promoted to the position of Senior Vice President, North American Sales, on August 9, 2004.

(6)	Mr. Kohlsdorf joined the Company on December 12, 2003. He was promoted to the position of Senior Vice President, Enterprise Services, on May 10, 2004 and received the additional responsibility for IKON’s information technology team in 2005.

(7)	Mr. Mills is a resident of the United Kingdom. Where necessary, amounts in the Summary Compensation Table for Mr. Mills have been converted from British pounds sterling at an exchange rate of U.S. $1.75 per British pound sterling. The amount listed for Mr. Mills’s bonus in fiscal 2005 includes £30,506 (approximately U.S. $53,386) as an additional bonus for the sale of IKON’s foreign subsidiaries IKON Office Solutions, S.A.S. and Kafevend Group PLC.
Option Grants
      The following table shows stock options granted during the fiscal year ended September 30, 2005 to the Named Executive Officers.

Options Granted in Last Fiscal Year

	Number of	% of
	Securities	Total Options			Grant Date
	Underlying	Granted to	Exercise		Present
	Options	Employees in	Price	Expiration	Value
Name	Granted	Fiscal Year	($/Sh)(2)	Date	($/Sh)(3)

Matthew J. Espe	258,400(1)	16.34%	10.99	12/08/2014	4.89
Robert F. Woods	73,801(1)	4.67%	10.99	12/08/2014	4.89
Brian D. Edwards	50,800(1)	3.21%	10.99	12/08/2014	4.89
Michael E. Kohlsdorf	67,800(1)	4.29%	10.99	12/08/2014	4.89
David Mills	25,000(1)	1.58%	10.99	12/08/2014	4.89

(1)	The nonqualified stock options to the Named Executive Officers were granted effective as of December 8, 2004. The options become exercisable in equal one-third increments beginning on the first anniversary of such date.

(2)	The exercise price equals the fair market value of IKON common stock on December 8, 2004.

(3)	The values for the December 8, 2004 option grants were calculated using the Black-Scholes option valuation methodology, based on the following assumptions: (a) exercise of the options in five years from the original grant date, (b) 3.53% expected risk-free rate of return, (c) 53.7% expected volatility, and (d) 1.46% expected dividend yield.

Option Exercises
      The following table shows option exercises by the Named Executive Officers during fiscal 2005 and fiscal year-end values of options held by each of the Named Executive Officers at September 30, 2005.

Aggregated Option Exercises in Last Fiscal Year
and Fiscal Year-End Option Values

			Number of
			Securities	Value of
			Underlying	Unexercised
	Shares	Value	Unexercised Options	In-the-Money Options
	Acquired on	Realized	at Fiscal Year-End (#)	at Fiscal Year-End ($)
Name	Exercise (#)	($)	Exercisable/Unexercisable	Exercisable/Unexercisable(1)

Matthew J. Espe	0	0	493,034/803,466	572,120/355,810
Robert F. Woods	0	0	0/73,801	0/0
Brian D. Edwards	0	0	89,710/111,798	41,699/37,214
Michael E. Kohlsdorf	0	0	25,001/117,799	0/0
David Mills	46,667	68,313	114,184/60,499	0/24,158

(1)	Value of unexercised options equals the difference between the fair market value of IKON common stock (based on the stock’s closing price on the NYSE on September 30, 2005) and the exercise prices of the options.
Pension Plan and Supplemental Retirement Plans
      IKON employees who are United States residents and who meet certain age and service requirements are participants in a pension plan (the “Pension Plan”), which provides to eligible retired employees at age 65 annual pension benefits equal to the number of years of credited service as of September 30, 2005, multiplied by 1% of average annual compensation earned during the five full consecutive years within the employee’s last ten years of participation in the Pension Plan through September 30, 2005 that yield the highest average. All Pension Plan costs are paid by IKON, and the Pension Plan and benefits payable under it are funded on an actuarial basis. All United States employees hired on or after July 1, 2004 are excluded from coverage under the Pension Plan. The Pension Plan has been amended to cease the accrual of all future benefits under the plan as of September 30, 2005.
      IKON also sponsors a nonqualified Supplemental Executive Retirement Plan (“SERP”). Coverage under the SERP is limited to participants in the Pension Plan who are not commissioned sales employees and whose benefits under the Pension Plan are limited because of (a) restrictions imposed by the Code on the amount of benefits that may be paid from a tax-qualified plan, (b) restrictions imposed by the Code on the amount of an employee’s compensation that may be taken into account in calculating benefits to be paid from a tax-qualified plan, or (c) any reductions in the amount of compensation taken into account under the Pension Plan because of an employee’s participation in certain deferred compensation plans sponsored by IKON or one of its participating subsidiaries. The SERP provides for a supplement to the annual pension paid under the Pension Plan to participants who attain early or normal retirement under the Pension Plan or who suffer a total and permanent disability while employed by IKON or one of its participating subsidiaries and to the pre-retirement death benefits payable under the Pension Plan on behalf of such participants who die with a vested interest in the Pension Plan. The amount of the supplement will be the difference, if any, between the pension or pre-retirement death benefit paid under the Pension Plan and that which would otherwise have been payable but for the restrictions imposed by the Code and any reduction in the participant’s compensation for purposes of the Pension Plan because of his or her participation in certain deferred compensation plans of IKON or one of its participating subsidiaries. The maximum amount of annual compensation upon which benefits earned under the SERP may be based is $500,000. As a result of the amendment to cease all future benefit accruals under the Pension Plan as of September 30, 2005, no benefits will accrue under the SERP after September 30, 2005.

      The following table shows estimated annual retirement benefits that would be payable to participants under IKON’s Pension Plan and, if applicable, the SERP, upon normal retirement at age 65 under various assumptions as to final average annual compensation and years of credited service as of September 30, 2005, the date as of which all future benefits cease to accrue under the Pension Plan and the SERP, and on the assumption that benefits will be paid in the form of a single life annuity. The benefits are not subject to any reduction for Social Security benefits.
Estimated Annual Retirement Benefits for U.S. Employees

	Years of Credited Service

Final Average Compensation	5	10	20	30	35

$200,000	$10,000	$20,000	$40,000	$60,000	$70,000
$250,000	12,500	25,000	50,000	75,000	87,500
$300,000	15,000	30,000	60,000	90,000	105,000
$400,000	20,000	40,000	80,000	120,000	140,000
$500,000 or above	25,000	50,000	100,000	150,000	175,000
      Covered compensation under the Pension Plan and the SERP of the Named Executive Officers who are residents of the United States includes salary and annual incentive bonus as set forth in the Summary Compensation Table. The years of credited service as of September 30, 2005 for these Named Executive Officers are: Mr. Espe—3.2 years under the Pension Plan and 6.4 years under the SERP; Mr. Woods— 0 years; Mr. Edwards—20.0 years; and Mr. Kohlsdorf—0.5 years.
      IKON employees who are United Kingdom residents and who meet certain age and service requirements and who were hired prior to April 1, 1999 are participants in the defined benefit portion of the IKON Pension Fund (the “Pension Fund”), which provides to eligible retired employees at age 65 annual pension benefits equal to the number of years of credited service divided by 60 and multiplied by average annual pensionable salary earned during the three full consecutive years within the employee’s last 10 years of participation in the Pension Fund that yields the highest average. All Pension Fund costs are paid by IKON, and the Pension Fund and benefits payable under it are funded on an actuarial basis. All United Kingdom employees hired after March 31, 1999 are excluded from coverage under the defined benefit portion of the Pension Fund.
      The following table shows estimated annual retirement benefits that would be payable to participants under the Pension Fund upon normal retirement at age 65 under various assumptions as to final average compensation and years of credited service, and on the assumption that benefits will be paid in the form of a single life annuity.
Estimated Annual Retirement Benefits for U.K. Employees

	Years of Credited Service

Final Average Pensionable Salary	5	10	20	30	35

$200,000	$16,667	$33,333	$66,667	$100,000	$116,667
$250,000	20,833	41,667	83,333	125,000	145,833
$300,000	25,000	50,000	100,000	150,000	175,000
$400,000	33,333	66,667	133,333	200,000	233,333
$500,000 or above	41,667	83,333	166,667	250,000	291,667
      Pensionable salary under the Pension Fund of Mr. Mills, who is a resident of the United Kingdom, includes salary as set forth in the Summary Compensation Table less LEL (Lower Earnings Limit) or 20% of salary, whichever is less. The years of credited service as of September 30, 2005 for Mr. Mills are 16.4 years.

Change-in-Control Arrangements, Executive Employment Contracts, and Severance Arrangements

Change-in-Control Arrangements—Employee Benefit Plans and Executive Arrangements
      IKON’s stock option plans, deferred compensation plans, the 2003 Employee Plan, and SERP provide for accelerated vesting (and, for certain plans to the extent permitted by law, accelerated payout of benefits) for all participants upon a change in control. In addition, accelerated vesting is provided to participants in IKON’s 401(k) plan and Pension Plan upon a change in control followed by the participant’s involuntary employment termination within two years following the change in control.
      IKON has authorized change-in-control arrangements with senior executive officers and other key executives. For Messrs. Woods, Edwards, and Kohlsdorf, their employment contracts provide that, in the event of a change in control (or, in some circumstances, a potential change in control) followed by the executive’s involuntary termination of employment (or termination of employment by the executive for good reason) within two years after such change in control, the executive will receive the following: (i) full vesting in IKON restricted stock, stock options, and retirement and deferred compensation plans (if participating in such plans) and the continued right to exercise each outstanding stock option for the lesser of three months or the remainder of its stated term; (ii) the executive’s annual incentive bonus opportunity for the year in which termination occurs, prorated to the date of termination; (iii) a severance benefit equal to two times salary and two times annual incentive bonus opportunity; (iv) continued group hospitalization, health, dental, life, and disability insurance and participation in other employee benefit plans for two years; (v) two years of additional credited service under IKON’s pension plans; (vi) an amount equal to the value of two years of company contributions under the 401(k) plan (if participating); and (vii) reimbursement for excise taxes (if any) payable as a result of benefits received upon a change in control. In the event that the terms of any employee benefit plan require vesting or payment upon an earlier date than the executive’s change-in-control arrangement, the earlier date will prevail. The employment contracts further provide that, in the event of a change in control (or, in some circumstances, a potential change in control) followed by the executive’s involuntary termination of employment (or termination by the executive for good reason) within two years following the change in control, any noncompete restrictions otherwise applicable to the executive shall be void.
      The employment contract for Mr. Mills provides that, in the event of a change in control followed by Mr. Mills’s involuntary termination of employment (or termination of employment by Mr. Mills for good reason) within two years after such change in control, Mr. Mills will receive the following: (i) full vesting in IKON stock options and all conditional incentive awards, the continued right to exercise each outstanding stock option for the remainder of its stated term, and a cash payment equal to the total of any such conditional incentive compensation (computed as if all performance goals have been or will be achieved to the maximum extent); (ii) his annual contractual bonus opportunity for the year in which termination occurs, prorated to the date of termination; (iii) a severance benefit equal to two times salary and two times annual contractual bonus opportunity; (iv) continued provision of private health insurance and life insurance for two years; (v) two years of additional credited service under the Pension Fund; and (vi) reimbursement for reasonable legal fees and other expenses incurred by Mr. Mills relating to his rights and obligations under his employment contract. In the event that the terms of any employee benefit plan require vesting or payment upon an earlier date than Mr. Mills’s change-in-control arrangement, the earlier date will prevail. Mr. Mills’s employment contract further provides that, in the event of a change in control followed by Mr. Mills’s involuntary termination of employment (or termination by Mr. Mills for good reason) within two years following the change in control, any noncompete restrictions otherwise applicable to the executive shall be void.
      The employment contract for Mr. Espe contains change-in-control provisions that are identical to the provisions in the executive change-in-control arrangements described above with respect to Messrs. Woods, Edwards, and Kohlsdorf, except that, upon involuntary employment termination (or termination by the executive for good reason) within two years following a change in control, Mr. Espe will receive a severance benefit equal to three times salary, three times maximum annual incentive bonus opportunity, and a pro rata annual incentive bonus for the year of termination. Mr. Espe will also receive continued group hospitalization, health, dental, life, and disability insurance and participation in other employee benefit plans for three years, and will receive an amount equal to three years of company contributions under IKON’s 401(k) plan. Mr. Espe will also be entitled to the continued right to exercise each outstanding stock option for the lesser of two years or the remainder of its stated term and be entitled to receive an accelerated long-term incentive plan payout for all outstanding plan periods. Mr. Espe’s change-in-control agreement further provides that, in the event of a change in control (or, in some circumstances, a potential change in control) followed by Mr. Espe’s involuntary termination of employment (or termination by Mr. Espe for good reason) within two years following the change in control, any noncompete restrictions otherwise applicable to Mr. Espe shall be void.

Executive Employment Contracts and Severance Arrangements
      The following describes the executive employment contracts and severance arrangements that are in place for the Named Executive Officers.

Matthew J. Espe
      Mr. Espe executed a four-year employment contract with IKON effective October 1, 2005, subject to annual renewal provisions after expiration of the initial term unless either Mr. Espe or IKON provides notice of an intention not to renew. Mr. Espe is eligible to earn an annual incentive bonus with a target bonus opportunity of at least 85% of annual base salary and a maximum bonus opportunity of at least 150% of his annual base salary (subject to achievement of applicable performance goals). In connection with the signing of the contract, Mr. Espe was entitled to (i) receive reimbursement of up to $10,000, plus gross-up, for expenses incurred in connection with the negotiation of the contract and (ii) participate in applicable long-term incentive plans currently made available by IKON to senior executives for performance periods following October 1, 2005.
      If Mr. Espe voluntarily terminates employment during the term of the contract (in circumstances that do not constitute a constructive termination without cause), or is terminated for cause, no severance benefit is provided and Mr. Espe shall forfeit all stock options not exercisable on the termination date and all unvested restricted stock that is outstanding as of the termination date. Absent a change in control (or, in certain circumstances, a potential change in control), if Mr. Espe’s employment is terminated without cause (or due to constructive termination without cause) under his employment agreement, Mr. Espe will receive: (i) base salary continuation through the 30-month anniversary of his termination date, (ii) a pro rata annual incentive bonus for the year of termination, (iii) an annual incentive bonus opportunity for the 30-month period after termination, (iv) the right to exercise any outstanding stock option for a one-year period following employment termination or the option’s stated term, whichever is shorter, all such options to become fully exercisable as of the termination date, (v) the vesting of all restricted stock (other than 40,000 shares scheduled to vest on Mr. Espe’s 65th birthday, which were awarded to Mr. Espe in connection with the signing of his previous employment contract with IKON), (vi) an accelerated 2003 Employee Plan payout at target for all outstanding plan periods, (vii) full vesting in IKON’s retirement and deferred compensation plans (if participating in such plans), and (viii) continued participation in medical, dental, vision, hospitalization, disability, and life insurance coverage and other employee benefit plans through the second anniversary of his termination date. If Mr. Espe’s employment is terminated for death or disability, under his employment agreement Mr. Espe (or, if applicable, his estate) will receive: (i) base salary continuation through the month of termination; (ii) a pro rata annual incentive bonus for the year of termination; (iii) the right to exercise any outstanding stock option for a 12-month period following employment termination or the option’s stated term, whichever is shorter, all such options to become fully exercisable as of the termination date; (iv) the vesting of all restricted stock; (v) pro rata 2003 Employee Plan payments if earned; (vi) full vesting in IKON’s retirement and deferred compensation plans (if participating in such plans); and (vii) (if for disability) continued participation in medical, dental, vision, hospitalization, disability, and life insurance coverage and other employee benefit plans for a two-year period following termination. Mr. Espe is also eligible to take advantage of certain provisions that are currently available on a general basis under IKON’s stock option plans, provided such provisions remain in effect as of the date of Mr. Espe’s termination, including: (i) a one-year continued vesting/exercisability period in the event of termination without cause (applicable to senior executives only); and (ii) a five-year continued vesting/exercisability period in the event of termination for disability or retirement (which is subject to certain additional restrictions). Mr. Espe is subject to noncompetition and nonsolicitation restrictions upon employment termination, although such noncompetition restrictions will be void under certain circumstances following a change in control or potential change in control.
      Finally, Mr. Espe’s employment contract contains certain additional provisions regarding payment of benefits upon employment termination following a change in control (or, in certain circumstances, a potential change in control), which are further described in the section above entitled “Change-in-Control Arrangements—Employee Benefit Plans and Executive Arrangements,” beginning on page 28 of this proxy statement.

Other Named Executive Officers
      Each of Messrs. Woods, Edwards, and Kohlsdorf has executed a two-year employment contract, subject to annual automatic renewal provisions after expiration of the initial term unless either the senior executive or IKON provides notice of an intention not to renew. Each contract provides for a minimum annual base salary and a minimum target annual incentive bonus opportunity. If any such executive officer’s employment is involuntarily terminated by IKON without cause under his employment agreement, then he will receive: (i) base salary continuation through the second anniversary of his termination date; (ii) a pro rata annual incentive bonus for the year of termination; (iii) annual incentive bonus opportunity for a two-year period after termination; (iv) continued vesting/exercisability period on outstanding stock options for a one-year period after termination; (v) full vesting in IKON’s retirement and deferred compensation plans (if participating in such plans); and (vi) continued participation in medical, dental, vision, hospitalization, disability, and life insurance coverage and other employee benefit plans through the second anniversary of the termination date. If any such senior executive officer’s employment is terminated due to death or disability, under his employment agreement he (or, if applicable, his estate) will receive: (i) base salary continuation through the month of termination; (ii) a pro rata annual incentive bonus for the year of termination; (iii) the right to exercise any outstanding stock option for a 12-month period following employment termination, all such options to become fully exercisable as of the termination date; (iv) the vesting of all restricted stock; (v) full vesting in IKON’s retirement and deferred compensation plans (if participating in such plans); and (vi) (if for disability) continued participation in medical, dental, vision, hospitalization, disability, and life insurance coverage for a two-year period following termination. Each of the senior executive officers identified above is also eligible to take advantage of certain provisions that are available on a general basis under IKON’s stock option plans, including: (i) a one-year continued vesting/exercisability period in the event of termination without cause (applicable to senior executives only) and (ii) a five-year continued vesting/exercisability period in the event of termination for disability or retirement (which is subject to additional restrictions). Unless otherwise determined by the Human Resources Committee of the Board of Directors or except as set forth in this proxy statement, all unvested options will be forfeited upon any termination of employment (other than due to death, disability, retirement, termination without cause, or a change in control), and each such executive officer is subject to noncompetition and nonsolicitation restrictions upon employment termination, although such noncompetition restrictions will be void under certain circumstances following a change in control or a potential change in control.
      Mr. Mills has executed an employment contract, the term of which shall continue unless and until either Mr. Mills or IKON provides the other party with notice of termination, but in no event shall the contract extend past Mr. Mills’s 65th birthday. The contract provides for a minimum annual base salary and a minimum target annual contractual bonus opportunity. If Mr. Mills’s employment is terminated by Mr. Mills or by IKON without cause pursuant to the contract’s notice provision, then he will receive: (i) base salary continuation through the first anniversary of his termination date; (ii) a pro rata annual contractual bonus for the year of termination; and (iii) continued use of a car and participation in private health insurance, life insurance, and the Pension Fund for a one-year period after termination. If Mr. Mills’s employment is terminated by Mr. Mills or IKON pursuant to such notice provision and, at the request of IKON, Mr. Mills provides his services for a period of up to one month after his termination date, then Mr. Mills will receive a further payment consisting of: (i) base salary continuation through such further period after his termination date; (ii) a pro rata annual contractual bonus for such further period after his termination date; and

(iii) continued use of a car and participation in private health insurance, life insurance, and the Pension Fund for such further period after his termination date. If Mr. Mills’s employment is terminated due to death, under his employment contract his estate will receive an amount equal to: (i) a base salary installment for the month in which his death occurred and (ii) a pro rata annual contractual bonus for the period served prior to his death. Mr. Mills is also eligible to take advantage of certain provisions that are available on a general basis under IKON’s stock option plans, including: (i) a one-year continued vesting/exercisability period in the event of termination without cause (applicable to senior executives only) and (ii) a five-year continued vesting/exercisability period in the event of termination for disability or retirement (which is subject to additional restrictions). Unless otherwise determined by the Human Resources Committee of the Board of Directors or except as set forth in this proxy statement, all unvested options will be forfeited upon any termination of employment (other than due to death, disability, retirement, termination without cause, or a change in control), and Mr. Mills is subject to noncompetition and nonsolicitation restrictions upon employment termination, although such noncompetition restrictions will be void under certain circumstances following a change in control.
      Mr. Woods’s employment contract was effective September 30, 2004 and provides for a target annual incentive bonus opportunity of at least $375,000. As reflected in Mr. Woods’s employment contract, he received a one-time special grant of 83,195 shares of restricted stock payable over a period of five years in three equal annual installments commencing September 30, 2006, as long as Mr. Woods remains continuously employed with IKON through each distribution date. In addition, upon involuntary termination of employment by IKON without cause, all shares of Mr. Woods’s restricted stock described above shall immediately vest. Mr. Edwards’s employment contract was effective August 9, 2004 and provides for a target annual incentive bonus opportunity of at least 60% of annual base salary. As reflected in Mr. Edwards’s employment contract, he received a promotional grant of 35,000 stock options as of September 7, 2004, exercisable over a period of ten years and vesting in three equal annual installments commencing on September 7, 2005. Mr. Kohlsdorf’s employment contract was effective May 10, 2004 and provides for a target annual incentive bonus opportunity of at least 50% of annual base salary. Mr. Mills’s employment contract was effective October 22, 1997 and provides for a target annual contractual bonus opportunity of up to £125,000 (approximately U.S. $218,750).
Directors’ Compensation
      IKON’s 2005 directors’ compensation year began on February 1, 2005 and will end on January 31, 2006. For the directors’ compensation year ending on January 31, 2006, all non-employee directors received a base directors’ fee of $40,000 per year for service on the Board of Directors, which was paid out on a quarterly basis. A $2,000 attendance fee was paid for attendance at any regularly scheduled or special meetings of the Board of Directors, and a $1,500 attendance fee was paid for attendance at any regularly scheduled or special committee meetings. In addition, each committee chair received an annual fee of $5,000, and the Audit Committee chair received an additional annual fee of $10,000. The Lead Independent Director received an additional annual fee of $20,000. All of IKON’s non-employee directors elected to receive their directors’ fees in the form of deferred stock units (as further described below under the section entitled “Deferred Stock Unit Grants in Respect of Directors’ Fees”), except that Mr. Cushing elected to receive all of his fees in cash, Mr. Luterman elected to receive 75% of his base directors’ fee in cash, Mr. McCracken elected to receive 25% of his base directors’ fee and all of his attendance fees in cash, and Mr. Meddaugh elected to receive all of his base directors’ fee and special meeting attendance fees in cash.

Deferred Stock Unit Grants in Respect of Directors’ Fees
      The Amended and Restated 2000 IKON Office Solutions, Inc. Non-Employee Directors’ Compensation Plan and the 2003 IKON Office Solutions, Inc. Non-Employee Directors’ Compensation Plan (collectively called the “Directors’ Plan”) enable non-employee directors of IKON to receive all or a portion of their directors’ fees in the form of deferred stock units. The number of deferred stock units that a non-employee director is entitled to receive is determined by dividing the amount of the directors’ fees that the non-employee director has elected to receive as deferred stock units by the fair market value of a share of IKON common stock on the date of grant. The Directors’ Plan provides for grants of deferred stock units to each director who has filed with IKON an election to receive deferred stock units in lieu of all or a portion of his or her directors’ and/or committee fees. The shares of IKON common stock underlying the deferred stock units are generally issuable to the non-employee director holding the deferred stock units when he or she ceases to be a member of the Board of Directors.

Annual Deferred Stock Unit Grants
      For the directors’ compensation year ending on January 31, 2006, each non-employee director also received an annual grant of deferred stock units entitling the non-employee director to receive that number of deferred stock units determined by dividing $45,000 by the fair market value of a share of IKON common stock on the date of grant pursuant to the Directors’ Plan. For the directors’ compensation year beginning on February 1, 2006, each non-employee director will receive an annual grant of deferred stock units entitling the non-employee director to receive that number of deferred stock units determined by dividing $45,000 by the fair market value of a share of IKON common stock on the date of grant pursuant to the Directors’ Plan. The shares of IKON common stock underlying the deferred stock units are generally issuable to the non-employee director holding the deferred stock units when he or she ceases to be a member of the Board of Directors.

Annual Option Grant
      In addition to the above deferred stock units, pursuant to the Directors’ Plan each non-employee director receives an annual grant of options to purchase that number of shares of IKON common stock determined by dividing $35,000 by the per-option value, calculated based on the Black-Scholes valuation method, as adjusted from time to time. These options are granted at an exercise price equal to the fair market value of IKON common stock on the date of grant. These options are immediately exercisable and remain exercisable for a period of 10 years from the date of grant.
Other Information
      Mr. Luterman, a member of the Company’s Board of Directors, has served as the Chief Financial Officer of KeySpan Corporation from August 1999 until the present time (as of the date of this proxy statement). In March 2002, Mr. Luterman, along with other officers of KeySpan, was named in a formal investigation by the SEC and the U.S. Attorney’s Office for the Southern District of New York relating to his trading activities with respect to KeySpan common stock during the period following the acquisition in February 2000 by KeySpan of the Roy Kay companies through the July 17, 2001 announcement of a special accounting charge. Since mid-2002, KeySpan has not received any further notifications or inquiries concerning this matter.

PROPOSAL 3
RATIFICATION OF SELECTION OF INDEPENDENT AUDITOR
      The Audit Committee has selected PwC, a registered public accounting firm, to serve as the Company’s independent auditor for the fiscal year ending September 30, 2006. PwC was the Company’s independent auditor for the fiscal year ended September 30, 2005. The ratification of this selection is not required by our organizational documents or otherwise, but we are submitting the selection to our shareholders for ratification as a matter of good corporate governance. If the Company’s shareholders do not ratify the selection of PwC as the Company’s independent auditor, the Audit Committee will reconsider whether to retain PwC, but it may still retain them. Even if the selection is ratified, the Audit Committee in its discretion may select a different registered public accounting firm at any time during the fiscal year if it determines that such a change would be in the best interest of the Company and our shareholders. Representatives of PwC are expected to be present at the meeting, will have the opportunity to make a statement if they desire to do so, and are expected to be available to respond to appropriate questions.
THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS
A VOTE “FOR” THE RATIFICATION OF THE SELECTION OF
PRICEWATERHOUSECOOPERS LLP AS THE COMPANY’S INDEPENDENT AUDITOR
INDEPENDENT AUDITOR
Auditor Fees and Services
      The aggregate fees billed by PwC for professional services in fiscal 2005 and 2004 were as follows:

Services Rendered	Fiscal 2005	Fiscal 2004

Audit Fees	$8,374,000	$3,355,900
Audit-Related Fees	$150,000	$2,016,708
Tax Fees	$335,000	$351,000
All Other Fees	$1,000	$55,000
      Audit Fees. The audit fees for fiscal 2005 and 2004 include fees for professional services rendered for the audits of the Company’s consolidated financial statements and review of the interim consolidated financial statements included in quarterly reports and services that generally only the independent auditor can reasonably provide, such as comfort letters, statutory audits, consents and assistance with and review of documents filed with the SEC. The audit fees for fiscal 2005 also include fees for professional services rendered in connection with the testing of and attesting to the Company’s internal control over financial reporting as required by Section 404 of the Sarbanes-Oxley Act of 2002 and the restatement of the Company’s financial statements.
      Audit-Related Fees. The audit-related fees for fiscal 2005 and 2004 include fees for assurance and related services that are reasonably related to the performance of the audit or review of the Company’s consolidated financial statements and are not reported under “Audit Fees.” These services include internal control reviews, attest services that are not required by statute or regulation and consultations concerning financial accounting and reporting standards.
      Tax Fees. Tax fees for fiscal 2005 and 2004 include fees for services related to tax compliance and tax planning and advice, including tax assistance with tax audits. These services include assistance regarding federal, state, and international tax compliance and advice, review of tax returns, and federal, state, and international tax planning.
      All Other Fees. All other fees consist of fees for products and services other than the services reported above.

      The Audit Committee’s policy is to pre-approve all audit and permissible non-audit services provided by the independent auditor. The Audit Committee will generally pre-approve a list of specific services and categories of services, including audit, audit-related, and other services, for the upcoming or current fiscal year, subject to a specified cost level. Any service that is not included in the approved list of services must be separately pre-approved by the Audit Committee. In addition, all audit and permissible non-audit services in excess of the pre-approved cost level, whether or not such services are included on the pre-approved list of services, must be separately pre-approved by the Audit Committee Chair. The Audit Committee pre-approved all of the audit and non-audit services provided to IKON by PwC in fiscal years 2005 and 2004.
Audit Committee Report
      The Audit Committee of the Board of Directors is responsible for providing independent, objective oversight of IKON’s accounting functions and internal controls. The Board of Directors has adopted a written charter for the Audit Committee, which can be found on the Company’s website, www.IKON.com, by clicking on “About IKON” and then clicking on “Board of Directors.” The Audit Committee charter was most recently amended by the Board of Directors in December 2005. Each of the members of the Audit Committee is independent, as defined by the applicable NYSE listing standards. In addition, the Board of Directors has determined that Messrs. Landgraf, Luterman, and Terracciano are “audit committee financial experts” as defined by the SEC rules.
      The Audit Committee has the sole authority to retain and terminate the Company’s independent auditor, but it submits its selection to the Company’s shareholders for ratification as a matter of good corporate governance. The Audit Committee is responsible for recommending to the Board of Directors that IKON’s financial statements be included in its annual report. The Audit Committee took a number of steps in making this recommendation for fiscal year 2005. First, the Audit Committee discussed with PwC those matters required to be discussed by Statement on Auditing Standards No. 90, including information regarding the scope and results of the audit. These communications and discussions are intended to assist the Audit Committee in overseeing the financial reporting and disclosure process. Second, the Audit Committee discussed with PwC the independence of PwC and received from PwC a letter concerning independence as required under applicable independence standards for auditors of public companies. This discussion and disclosure assisted the Audit Committee in evaluating such independence. Finally, the Audit Committee reviewed and discussed, with IKON management and PwC, IKON’s audited consolidated balance sheet at September 30, 2005 and consolidated statements of income, cash flows and shareholders’ equity for the fiscal year ended September 30, 2005. Based on the discussions with PwC concerning the audit, the independence discussions and the financial statement review, and such other matters deemed relevant and appropriate by the Audit Committee, such as internal control over financial reporting under Section 404 of the Sarbanes-Oxley Act of 2002, the Audit Committee recommended to the Board of Directors that IKON’s financial statements be included in its 2005 Annual Report on Form 10-K.

The Audit Committee of the Board of Directors:

Richard A. Jalkut
Kurt M. Landgraf (Chair)
Gerald Luterman
William L. Meddaugh
Anthony P. Terracciano

GENERAL AND OTHER MATTERS
Expenses of Solicitation
      The cost of soliciting proxies will be borne by IKON. Employees of IKON may solicit proxies personally or by telephone without additional compensation. Upon request, we will pay the reasonable expenses incurred by record holders of our common stock who are brokers, dealers, banks, or voting trustees, or their nominees, for mailing proxy materials and annual shareholder reports to the beneficial owners of the shares they hold of record. In addition to solicitation by mail and by employees, we have made arrangements with Georgeson Shareholder Communications, Inc. to solicit proxies at an expected cost of $9,000 (plus reasonable out-of-pocket expenses).
Shareholder Communications and Proposals
      Shareholders may communicate with the Company’s Board of Directors, including the non-employee directors, by sending a letter to an individual director or to the Company’s Board of Directors, to: IKON Board of Directors, c/o Secretary, P.O. Box 834, Valley Forge, PA 19482-0834. All shareholder communications received by the Secretary will be delivered to one or more members of the Board of Directors as appropriate, which shall be determined by the Secretary. Notwithstanding the foregoing, the Secretary will maintain, for a period of two years following the receipt of any communication, for the benefit of the Board of Directors, a record of all shareholder communications received in compliance with this policy. Members of the Board of Directors may review this record of shareholder communications upon their request to the Secretary. In addition, any receipt of any accounting, internal controls, or auditing-related complaints or concerns will be directed to the Audit Committee in accordance with the Audit Committee’s Policy for the Receipt, Retention, and Treatment of Accounting, Internal Accounting Controls and Auditing Complaints, and the Confidential, Anonymous Submission of Accounting-Related Concerns. A copy of the Audit Committee’s Policy for the Receipt, Retention, and Treatment of Accounting, Internal Accounting Controls and Auditing Complaints, and the Confidential, Anonymous Submission of Accounting-Related Concerns is available on the Company’s website, www.IKON.com, by clicking on “About IKON” and then clicking on “Board of Directors.” Shareholders can also obtain a copy of the Audit Committee’s policy by sending a request to the Secretary at the address noted above.
      Shareholders may submit proposals on matters appropriate for shareholder action at our annual meetings consistent with our Code of Regulations and regulations adopted by the SEC. For shareholder proposals to be considered by the Board of Directors for inclusion in the proxy materials for the 2007 annual meeting of shareholders, they must be received by our Secretary on or before September 15, 2006. If a shareholder does not seek inclusion of a proposal in the proxy materials and submits the proposal outside the process described in Rule 14a-8 promulgated under the Securities Exchange Act of 1934, as amended, the proposal must be received by our Secretary on or before December 1, 2006. If the proposal is not received by that date, the Board of Directors will be allowed to use its discretionary voting authority as to the proposal when it is raised at the annual meeting. All proposals should be addressed to IKON Office Solutions, Inc. at P.O. Box 834, Valley Forge, PA 19482-0834, Attention: Secretary. Nothing in this paragraph shall be deemed to require us to permit presentation of a shareholder proposal or to include in our proxy materials relating to the 2007 annual meeting of shareholders any shareholder proposal that does not meet all of the requirements for presentation or inclusion established by our Code of Regulations and/or the regulations of the SEC in effect at that time.
Other Matters
      As of the date hereof, IKON knows of no other business that will be presented for consideration at the meeting. However, the enclosed proxy card confers discretionary authority to vote with respect to any and all of the following matters that may come before the meeting: (i) matters as to which IKON’s Board of Directors did not have notice by December 1, 2005; (ii) approval of the minutes of a prior meeting of shareholders, if such approval does not amount to ratification of the action taken at the meeting; (iii) the election of any person to any office for which a bona fide nominee is named in this proxy and such nominee is unable to serve or for good cause will not serve; (iv) any proposal omitted from this proxy statement and the form of proxy pursuant to Exchange Act Rule 14a-8 or Exchange Act Rule 14a-9; and (v) matters incidental to the conduct of the meeting. If any such matters come before the meeting, the proxy agents named in the accompanying proxy card will vote in accordance with their judgment and in the manner they believe to be in the best interest of IKON.
HOUSEHOLDING
      In order to reduce printing costs and postage fees, IKON has adopted the process called “householding” for mailing its annual report and proxy statement to “street name holders,” which refers to shareholders whose shares are held in a brokerage account or by a bank or other nominee. This means that street name holders who share the same last name and address will receive only one copy of IKON’s annual report and proxy statement, unless IKON receives contrary instructions from a street name holder at that address. IKON will continue to mail a proxy card to each shareholder of record.
      If you prefer to receive multiple copies of IKON’s proxy statement and annual report at the same address, you may obtain additional copies by writing to our transfer agent, National City Bank, at 4100 West 150th Street, LOC 01-5352, Cleveland, OH 44135, or by calling (800) 622-6757. Eligible shareholders of record receiving multiple copies of the annual report and proxy statement can request householding by contacting IKON in the same manner.
ANNUAL REPORT TO SHAREHOLDERS AND FORM 10-K
      This Proxy Statement is accompanied by IKON’s 2005 Annual Report to Shareholders, which includes a copy of the Annual Report on Form 10-K for the year ended September 30, 2005 as filed with the SEC.
MARK A. HERSHEY
Secretary
January 13, 2006

Appendix A
IKON OFFICE SOLUTIONS, INC. 2006 OMNIBUS EQUITY COMPENSATION PLAN

1.	Purpose
      The purpose of the Plan is to provide designated (i) Employees of IKON and its Subsidiaries, (ii) Non-Employee Directors of IKON and its Subsidiaries and (iii) Consultants who perform services for IKON and its Subsidiaries, with the opportunity to receive grants of Options, SARs, Stock Units, Performance Units, Stock Awards, Dividend Equivalents and Other Stock-Based Awards. IKON believes that the Plan will encourage the Participants to contribute materially to the growth of IKON, thereby benefiting IKON’s shareholders, and will align the economic interests of the Participants with those of the shareholders.
      Prior to the adoption of the Plan, IKON separately maintained each of the Prior Plans. The Plan consolidates the Prior Plans into one plan document so that as of the Effective Date (i) the Prior Plans will be merged into the Plan and (ii) no additional grants will be made under the Prior Plans. Outstanding grants under the Prior Plans will continue to be governed according to their terms as in effect on the Effective Date, and the shares with respect to outstanding grants under the Prior Plans will be issued or transferred under this Plan.
      All capitalized terms shall be as defined in Section 2 below.

2.	Definitions
      Whenever used in this Plan, the following terms will have the respective meanings set forth below:

(a) “Board” means the Board of Directors of IKON.

(b) “Change in Control” means the occurrence of any of the following events:

(i) Any “person” (as such term is used in sections 13(d) and 14(d) of the Exchange Act) becomes a “beneficial owner” (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of IKON representing more than 35% of the voting power of the then outstanding securities of IKON; provided that a Change in Control shall not be deemed to occur as a result of a transaction in which IKON becomes a subsidiary of another corporation and in which the shareholders of IKON, immediately prior to the transaction, will beneficially own, immediately after the transaction, shares entitling such shareholders to more than 65% of all votes to which all shareholders of the parent corporation would be entitled in the election of directors (without consideration of the rights of any class of stock to elect directors by a separate class vote);

(ii) The consummation of (A) a merger or consolidation of IKON with another corporation where the shareholders of IKON, immediately prior to the merger or consolidation, will not beneficially own, immediately after the merger or consolidation, shares entitling such shareholders to more than 50% of all votes to which all shareholders of the surviving corporation would be entitled in the election of directors (without consideration of the rights of any class of stock to elect directors by a separate class vote), or (B) a sale or other disposition of all or substantially all of the assets of IKON; or

(c) During any twelve month period after the Effective Date, individuals who at the beginning of such period constituted the Board cease for any reason to constitute a majority thereof, unless the election, or the nomination for election by IKON’s shareholders, of at least a majority of the directors who were not directors at the beginning of such period, was approved by a vote of at least two-thirds of the directors then in office at the time of such election or nomination who either (i) were directors at the beginning of such period or (ii) whose appointment, election or nomination for election was previously so approved.

Notwithstanding the foregoing, the Committee may modify the definition of a Change in Control for a particular Grant as the Committee deems appropriate to comply with section 409A of the Code.

(d) “Code” means the Internal Revenue Code of 1986, as amended.

(e) “Committee” means (i) with respect to Grants to Employees and Consultants, the Human Resources Committee of the Board or its delegate or successor, or such other committee appointed by the Board to administer the Plan or its delegate or successor and (ii) with respect to Grants made to Non-Employee Directors, the Board or its delegate. Notwithstanding the foregoing, with respect to Grants to Employees that are intended as “qualified performance-based compensation” (as defined under section 162(m) of the Code), as well as to Employees who are officers of IKON, the Committee shall consist of three or more persons appointed by the Board, all of whom shall be “outside directors” (as defined under section 162(m) of the Code and related Treasury regulations) and “non-employee directors” as defined under Rule 16b-3 promulgated under the Exchange Act.

(f) “Company” means IKON and any Subsidiary.

(g) “Consultant” means an advisor or consultant who performs services for the Company.

(h) “Date of Grant” means the date a Grant is effective.

(i) “Dividend Equivalent” means an amount determined by multiplying the number of shares of Stock, Performance Units or Stock Units subject to a Grant by the per-share cash dividend, or the per-share fair market value (as determined by the Committee) of any dividend in consideration other than cash, paid by IKON on its Stock on a dividend payment date.

(j) “Effective Date” means February 22, 2006, subject to approval by the shareholders of IKON.

(k) “Employee” means an employee of the Company (including an officer or director who is also an employee).

(l) “Exchange Act” means the Securities Exchange Act of 1934, as amended.

(m) “Executive Plan” means the IKON Office Solutions, Inc. Executive Deferred Compensation Plan, as amended.

(n) “Fair Market Value” means, as of any date, unless otherwise required by any applicable provision of the Code or any regulations thereunder, the closing sales price of a share of Stock for the applicable trading day as reported on the New York Stock Exchange Composite Tape.

(o) “Grant” means an Option, SAR, Stock Unit, Performance Unit, Stock Award, Dividend Equivalent or Other Stock-Based Award granted under the Plan.

(p) “Grant Letter” means the written agreement that sets forth the terms and conditions of a Grant, including all amendments thereto.

(q) “IKON” means IKON Office Solutions, Inc., an Ohio corporation, and any successor thereto.

(r) “Incentive Stock Option” means a stock option that is intended to meet the requirements of section 422 of the Code, as described in Section 7.

(s) “Non-Employee Director” means a member of the Board, or a member of the board of directors of a Subsidiary, who is not an employee of the Company.

(t) “Nonqualified Stock Option” means a stock option that is not intended to meet the requirements of section 422 of the Code, as described in Section 7.

(u) “Option” means an Incentive Stock Option or Nonqualified Stock Option to purchase shares of Stock at an Option Price for a specified period of time.

(v) “Option Price” means an amount per share of Stock purchasable under an Option, as designated by the Committee.

(w) “Other Stock-Based Award” means any Grant based on, measured by or payable in Stock (other than Grants described in Sections 7, 8, 9, 10, 11 and 12), as described in Section 13.

(x) “Parent” means a “parent corporation,” as defined in section 424(e) of the Code, of IKON.

(y) “Participant” means an Employee, Consultant or Non-Employee Director designated by the Committee to receive a Grant under the Plan.

(z) “Performance Units” means an award of phantom units, representing one or more shares of Stock, as described in Section 10.

(aa) “Person” means as such term is defined in section 3(a)(9) of the Exchange Act, as modified and used in sections 13(d) and 14(d) thereof, except that such term shall not include (i) IKON or any of its affiliates (as defined under Rule 12b-2 of the Exchange Act), (ii) a trustee or other fiduciary holding securities under an employee benefit plan of IKON or any of its affiliates, (iii) an underwriter temporarily holding securities pursuant to an offering of such securities, or (iv) a corporation owned, directly or indirectly, by the shareholders of IKON in substantially the same proportions as their ownership of the Stock.

(bb) “Plan” means this IKON Office Solutions, Inc. 2006 Omnibus Equity Compensation Plan, as in effect from time to time.

(cc) “Prior Plans” means the 2003 IKON Office Solutions, Inc. Employee Equity Incentive Plan, the 2003 IKON Office Solutions, Inc. Non-Employee Directors’ Compensation Plan, the 2000 IKON Office Solutions, Inc. Employee Stock Option Plan, the 2000 IKON Office Solutions, Inc. Executive Incentive Plan, and the 2000 IKON Office Solutions, Inc. Non-Employee Directors’ Compensation Plan.

(dd) “Stock” means the common stock, no par value per share, of IKON or such other securities of IKON as may be substituted for Stock pursuant to Sections 5(d) or 18.

(ee) “SAR” means an award of a stock appreciation right, as described in Section 8.

(ff) “Stock Award” means an award of Stock, as described in Section 11.

(gg) “Stock Unit” means an award of a phantom unit, representing one or more shares of Stock, as described in Section 9.

(hh) “Subsidiary” means a “subsidiary corporation,” as defined in section 424(f) of the Code, of IKON.

(ii) “Successor Participant” means the personal representative or other person entitled to succeed to the rights of the Participant in accordance with Section 17.

3.	Administration
      (a) Committee. The Plan shall be administered and interpreted by the Committee. Day to day administrative functions may be performed by employees of IKON, as approved by the Committee.
      (b) Committee Authority. The Committee shall have the sole authority to (i) determine the Employees, Consultants and Non-Employee Directors to whom Grants shall be made under the Plan, (ii) determine the type, size and terms of the Grants to be made to each Participant, (iii) determine the time when the Grants will be made and the duration of any applicable exercise or restriction period, including the criteria for exercisability and the acceleration of exercisability, (iv) amend the terms of any previously issued Grant, subject to the provisions of Section 20, (v) adopt guidelines separate from the Plan that set forth the specific terms and conditions for Grants under the Plan, and (vi) deal with any other matters arising under the Plan.
      (c) Committee Determinations. The Committee shall have full power and express discretionary authority to administer and interpret the Plan, to make factual determinations and to adopt or amend such rules, regulations, agreements and instruments for implementing the Plan and for the conduct of its business as it deems necessary or advisable, in its sole discretion. The Committee’s interpretations of the Plan and all determinations made by the Committee pursuant to the powers vested in it hereunder shall be conclusive and binding on all persons having any interest in the Plan or in any Grants awarded hereunder. All powers of the

Committee shall be executed in its sole discretion, in the best interest of IKON, not as a fiduciary, and in keeping with the objectives of the Plan and need not be uniform as to similarly situated individuals.

4.	Grants
      Grants under the Plan may consist of Options, SARs, Stock Units, Performance Units, Stock Awards, Dividend Equivalents and Other Stock-Based Awards. All Grants shall be subject to the terms and conditions set forth herein and to such other terms and conditions consistent with the Plan as the Committee deems appropriate and as are specified in writing by the Committee in separate guidelines or to the individual in the Grant Letter or an amendment to the guidelines or Grant Letter. The Committee shall approve the form and provisions of each Grant Letter. Grants under a particular Section of the Plan need not be uniform as among the Participants. All Grants shall be made conditional upon the Participant’s acknowledgement, in writing or by acceptance of the Grant, that all decisions and determinations of the Committee shall be final and binding on the Participant, his or her beneficiaries, and any other person having or claiming an interest under such Grant. Notwithstanding any provision of the Plan to the contrary, the Committee may make Grants that are contingent on, and subject to, shareholder approval of the Plan or an amendment to the Plan.

5.	Shares of Stock Subject to the Plan
      (a) Shares Authorized. Subject to adjustment as described below, the aggregate number of shares of Stock that may be issued or transferred under the Plan is the sum of (i) 8,000,000 shares and (ii) the number of shares of Stock attributable to outstanding grants under the Prior Plans as of the Effective Date, as well as shares of Stock reserved for issuance under the Prior Plans, but not subject to previously exercised or vested grants, as of the Effective Date; provided, however, that no more than 4,000,000 shares of Stock, in the aggregate, may be issued pursuant to Stock Awards, Stock Units, Performance Units or Other Stock-Based Awards, and no more than 8,000,000 shares may be issued as Incentive Stock Options. The Shares may be authorized, but unissued, shares of Stock or reacquired shares of Stock, including shares purchased by IKON on the open market for purposes of the Plan. Grants paid in cash shall not count against the foregoing share limits.
      (b) Share Counting. For administrative purposes, when the Committee makes a Grant payable in Stock, the Committee shall reserve shares of Stock equal to the maximum number of shares of Stock that may be payable under the Grant. If and to the extent Options or SARs granted under the Plan (or granted under the Prior Plans prior to the Effective Date) terminate, expire, or are canceled, forfeited, exchanged or surrendered after the Effective Date without having been exercised or if any Stock Awards, Stock Units, Performance Units, Dividend Equivalents or Other Stock-Based Awards (or granted under the Prior Plans prior to the Effective Date) are forfeited or terminated, or otherwise not paid in full after the Effective Date, the shares subject to such Grants shall again be available for purposes of the Plan. To the extent Grants are paid in cash, and not in shares of Stock, any shares previously reserved for issuance or transfer pursuant to such Grants shall again be available for issuance or transfer under the Plan. To the extent SARs are exercised under the Plan, the total number of shares of Stock subject to the exercised portion of the SAR shall count against the number of shares reserved for issuance under the Plan if shares of Stock are paid out upon exercise of the SAR.
      (c) Individual Limits. All Grants under the Plan, other than Dividend Equivalents, shall be expressed in shares of Stock. The maximum aggregate number of shares of Stock with respect to which all Grants, other than Dividend Equivalents, may be made under the Plan to any individual during any fiscal year shall be 500,000 shares, subject to adjustment as described below. A Participant may not accrue Dividend Equivalents during any fiscal year in excess of $1,000,000. The individual limits described in this subsection (c) shall apply without regard to whether the Grants are to be paid in Stock or in cash. All cash payments (other than Dividend Equivalents) shall equal the Fair Market Value of the shares of Stock to which the cash payment relates.
      (d) Adjustments. If there is any change in the number or kind of shares of Stock outstanding (i) by reason of a stock dividend, spinoff, recapitalization, stock split, or combination or exchange of shares, (ii) by reason of a merger, reorganization or consolidation, (iii) by reason of a reclassification or change in par value, or (iv) by reason of any other extraordinary or unusual event affecting the outstanding Stock as a class without IKON’s receipt of consideration, or if the value of outstanding shares of Stock is substantially reduced as a result of a spinoff or IKON’s payment of an extraordinary dividend or distribution, the maximum number of shares of Stock available for issuance under the Plan, the maximum number of shares of Stock for which any individual may receive pursuant to Grants in any year, the number of shares covered by outstanding Grants, the kind of shares to be issued or transferred under the Plan, and the price per share or the applicable market value of such Grants shall be appropriately adjusted by the Committee to reflect any increase or decrease in the number of, or change in the kind or value of, issued shares of Stock to preclude, to the extent practicable, the enlargement or dilution of rights and benefits under such Grants; provided, however, that any fractional shares resulting from such adjustment shall be eliminated. Any adjustments determined by the Committee shall be final, binding and conclusive.

6.	Eligibility for Participation
      (a) Eligible Persons. All Employees, including Employees who are officers or members of the Board, and all Non-Employee Directors shall be eligible to participate in the Plan. Consultants are eligible to participate in the Plan if they perform bona fide services for the Company, the services are not in connection with the offer or sale of securities in a capital-raising transaction, and the Consultants do not directly or indirectly promote or maintain a market for IKON’s securities.
      (b) Selection of Participants. The Committee shall select the Employees, Consultants and Non-Employee Directors to receive Grants and shall determine the terms and conditions of the Grant and the number of shares of Stock subject to each Grant.

7.	Options
      (a) General Requirements. The Committee may grant Options to an Employee, Consultant or Non-Employee Director upon such terms and conditions as the Committee deems appropriate under this Section 7.
      (b) Number of Shares. The Committee shall determine the number of shares of Stock that will be subject to each Grant of Options to Employees, Consultants and Non-Employee Directors.
      (c) Type of Option and Price.

(i) The Committee may grant Incentive Stock Options or Nonqualified Stock Options or any combination of Incentive Stock Options and Nonqualified Stock Options. Incentive Stock Options may be granted only to Employees of IKON or its Parent or Subsidiaries. Nonqualified Stock Options may be granted to Employees, Consultants and Non-Employee Directors.

(ii) The Option Price shall be determined by the Committee and may be equal to or greater than the Fair Market Value of the shares of Stock subject to the Grant on the Date of Grant; provided, however, that an Incentive Stock Option may not be granted to an Employee who, at the Date of Grant, owns stock possessing more than 10% of the total combined voting power of all classes of stock of IKON or any Parent or Subsidiary, unless the Option Price is not less than 110% of the Fair Market Value on the Date of Grant.
      (d) Option Term. The Committee shall determine the term of each Option. The term of an Option shall not exceed ten years from the Date of Grant. However, an Incentive Stock Option that is granted to an Employee who, at the Date of Grant, owns stock possessing more than 10% of the total combined voting power of all classes of stock of IKON, or any Parent or Subsidiary, may not have a term that exceeds five years from the Date of Grant.
      (e) Exercisability of Options. Options shall become exercisable in accordance with such terms and conditions as may be determined by the Committee and specified in the Grant Letter. The Committee may accelerate the exercisability of any or all outstanding Options at any time for any reason.
      (f) Termination of Employment or Service. Except as provided in the Grant Letter, an Option may only be exercised while the Participant is employed by, or providing service to, the Company. The Committee shall specify in the Grant Letter under what circumstances and during what time periods a Participant may exercise an Option after termination of employment or service.
      (g) Exercise of Options. A Participant may exercise an Option that has become exercisable, in whole or in part, by delivering a notice of exercise to IKON or its designated agent. The Participant shall pay the Option Price and any withholding taxes for the Option (i) in cash or by check, (ii) by delivering shares of Stock owned by the Participant and having a Fair Market Value on the date of exercise equal to the Option Price or by attestation (on a form prescribed by the Committee) to ownership of shares of Stock having an aggregate Fair Market Value on the date of exercise equal to the Option Price, (iii) in cash, on the T+3 settlement date that occurs after the exercise date specified in the notice of exercise, provided that the Participant exercises the Option through an irrevocable agreement with a registered broker and the payment is made in accordance with procedures permitted by Regulation T of the Federal Reserve Board and such procedures do not violate applicable law, or (iv) by such other method as the Committee may approve, to the extent permitted by applicable law. Shares of Stock used to exercise an Option pursuant to subsection (ii) shall have been held by the Participant for the requisite period of time to avoid adverse accounting consequences to IKON with respect to the Option. Payment for the shares pursuant to the Option, and any required withholding taxes, must be received by the time specified by the Committee depending on the type of payment being made.
      (h) Limits on Incentive Stock Options. Each Incentive Stock Option shall provide that if the aggregate Fair Market Value on the Date of Grant with respect to which Incentive Stock Options are exercisable for the first time by a Participant during any calendar year, under the Plan or any other stock option plan of IKON or a Parent or Subsidiary, exceeds $100,000, then the Option, as to the excess, shall be treated as a Nonqualified Stock Option.

8.	SARs
      (a) General Requirements. The Committee may grant SARs to any Employee, Consultant or Non-Employee Director, upon such terms and conditions as the Committee deems appropriate under this Section 8. Each SAR shall represent the right of the Participant to receive, upon settlement of the SAR, shares of Stock or cash equal to the amount by which the Fair Market Value of a share of Stock on the date of exercise of the SAR exceeds the base amount of the SAR as described below in Section 8(c).
      (b) Terms of SARs. The Committee shall determine the terms and conditions of SARs and may grant SARs separately from or in tandem with any Option (for all or a portion of the applicable Option). Tandem SARs may be granted either at the time the Option is granted or any time thereafter while the Option remains outstanding; provided, however, that in the case of an Incentive Stock Option, SARs may be granted only at the time of the grant of the Incentive Stock Option. The Committee will determine the number of SARs to be granted, the base amount, the vesting and other restrictions applicable to SARs and the period during which SARs will remain exercisable.
      (c) Base Amount. The Committee shall establish the base amount of the SAR at the time the SAR is granted.
      (d) Payment With Respect to SARs. The Committee shall determine whether the appreciation in an SAR shall be paid in the form of cash, in Stock, or in a combination of the two, in such proportion as the Committee deems appropriate. For purposes of calculating the number of shares of Stock to be received, Stock shall be valued at its Fair Market Value on the date of exercise of the SAR. If shares of Stock are to be received upon exercise of an SAR, cash shall be delivered in lieu of any fractional share.
      (e) Requirement of Employment or Service. The Committee shall determine in the Grant Letter under what circumstances a Participant may retain SARs after termination of the Participant’s employment or service, and the circumstances under which SARs may be forfeited.

9.	Stock Units
      (a) General Requirements. The Committee may grant Stock Units to any Employee, Consultant or Non-Employee Director, upon such terms and conditions as the Committee deems appropriate under this Section 9. Each Stock Unit shall represent the right of the Participant to receive a share of Stock or an amount based on the value of a share of Stock. All Stock Units shall be credited to accounts on IKON’s records for purposes of the Plan.
      (b) Terms of Stock Units. The Committee may grant Stock Units that are payable if specified performance goals or other conditions are met, or under other circumstances. Stock Units may be paid at the end of a specified period, or payment may be deferred to a date authorized by the Committee. The Committee shall determine the number of Stock Units to be granted and the requirements applicable to such Stock Units.
      (c) Payment With Respect to Stock Units. Payment with respect to Stock Units shall be made in cash, in Stock, or in a combination of the two, as determined by the Committee. The Grant Letter shall specify the maximum number of shares that shall be paid under the Stock Units.
      (d) Requirement of Employment or Service. The Committee shall determine in the Grant Letter under what circumstances a Participant may retain Stock Units after termination of the Participant’s employment or service, and the circumstances under which Stock Units may be forfeited.

10.	Performance Units
      (a) General Requirements. The Committee may grant Performance Units to an Employee, Consultant or Non-Employee Director, upon such terms and conditions as the Committee deems appropriate under this Section 10. Each Performance Unit shall represent the right of the Participant to receive a share of Stock or an amount based on the value of a share of Stock, if specified performance goals are met. All Performance Units shall be credited to accounts on IKON’s records for purposes of the Plan.
      (b) Terms of Performance Units. The Committee shall establish the performance goals and other conditions for payment of Performance Units. Performance Units may be paid at the end of a specified performance or other period, or payment may be deferred to a date authorized by the Committee. The Committee shall determine the number of Performance Units to be granted and the requirements applicable to such Performance Units.
      (c) Payment With Respect to Performance Units. Payment with respect to Performance Units shall be made in cash, in Stock, or in a combination of the two, as determined by the Committee. The Committee shall establish in the Grant Letter a target amount to be paid under a Performance Unit based on achievement of the performance goals.
      (d) Requirement of Employment or Service. The Committee shall determine in the Grant Letter under what circumstances a Participant may retain Performance Units after termination of the Participant’s employment or service, and the circumstances under which Performance Units may be forfeited.

11.	Stock Awards
      (a) General Requirements. The Committee may issue or transfer shares of Stock to an Employee, Consultant or Non-Employee Director under a Stock Award, upon such terms and conditions as the Committee deems appropriate under this Section 11. Shares of Stock issued or transferred pursuant to Stock Awards may be issued or transferred for cash consideration or for no cash consideration, and subject to restrictions or no restrictions, as determined by the Committee. The Committee may establish conditions under which restrictions on Stock Awards shall lapse over a period of time or according to such other criteria as the Committee deems appropriate, including restrictions based upon the achievement of specific performance goals.
      (b) Number of Shares. The Committee shall determine the number of shares of Stock to be issued or transferred pursuant to a Stock Award and any restrictions applicable to such shares.

      (c) Requirement of Employment or Service. The Committee shall determine in the Grant Letter under what circumstances a Participant may retain Stock Awards after termination of the Participant’s employment or service, and the circumstances under which Stock Awards may be forfeited.
      (d) Restrictions on Transfer. While Stock Awards are subject to restrictions, a Participant may not sell, assign, transfer, pledge or otherwise dispose of the shares of a Stock Award except upon death as described in Section 17. Each certificate, or electronic book entry equivalent, for a share of a Stock Award shall contain a legend giving appropriate notice of the restrictions in the Grant. The Participant shall be entitled to have the legend removed when all restrictions on such shares have lapsed. The Committee may retain possession of any stock certificates for Stock Awards until all restrictions on such shares have lapsed.
      (e) Right to Vote and to Receive Dividends. The Committee shall determine to what extent, and under what conditions, the Participant shall have the right to vote shares of Stock Awards and to receive any dividends or other distributions paid on such shares during the restriction period. The Committee may determine that a Participant’s entitlement to dividends or other distributions with respect to a Stock Award shall be subject to achievement of performance goals or other conditions.

12.	Dividend Equivalents
      (a) General Requirements. When the Committee makes a Grant under the Plan, the Committee may grant Dividend Equivalents in connection with such Grants, under such terms and conditions as the Committee deems appropriate under this Section 12. Dividend Equivalents may be paid to Participants currently or may be deferred, as determined by the Committee. All Dividend Equivalents that are not paid currently shall be credited to accounts on IKON’s records for purposes of the Plan. Dividend Equivalents may be accrued as a cash obligation, or may be converted to Stock Units for the Participant, as determined by the Committee. Unless otherwise specified in the Grant Letter, deferred Dividend Equivalents will not accrue interest. The Committee may provide that Dividend Equivalents shall be payable based on the achievement of specific performance goals.
      (b) Payment with Respect to Dividend Equivalents. Dividend Equivalents may be payable in cash or shares of Stock or in a combination of the two, as determined by the Committee.

13.	Other Stock-Based Awards
      (a) The Committee may grant other awards that are cash-based or based on, measured by or payable in Stock to Employees, Consultants or Non-Employee Directors, on such terms and conditions as the Committee deems appropriate under this Section 13. Other Stock-Based Awards may be granted subject to achievement of performance goals or other conditions and may be payable in Stock or cash, or in a combination of the two, as determined by the Committee in the Grant Letter.
      (b) Units credited to a participant’s IKON Index Account under the Executive Plan as IKON contributions that are redeemable as Stock, in accordance with the terms of the Executive Plan, shall be issued under the Plan pursuant to this Section 13.

14.	Qualified Performance-Based Compensation
      (a) Designation as Qualified Performance-Based Compensation. The Committee may determine that Stock Units, Performance Units, Stock Awards, Dividend Equivalents or Other Stock-Based Awards granted to an Employee shall be considered “qualified performance-based compensation” under section 162(m) of the Code. The provisions of this Section 14 shall apply to any such Grants that are to be considered “qualified performance-based compensation” under section 162(m) of the Code. To the extent that Grants of Stock Units, Performance Units, Stock Awards, Dividend Equivalents or Other Stock-Based Awards designated as “qualified performance-based compensation” under section 162(m) of the Code are made, no such Grant may be made as an alternative to another Grant that is not designated as “qualified performance based compensation” but instead must be separate and apart from all other Grants made.

      (b) Performance Goals. When Stock Units, Performance Units, Stock Awards, Dividend Equivalents or Other Stock-Based Awards that are to be considered “qualified performance-based compensation” are granted, the Committee shall establish in writing (i) the objective performance goals that must be met, (ii) the period during which performance will be measured, (iii) the maximum amounts that may be paid if the performance goals are met, and (iv) any other conditions that the Committee deems appropriate and consistent with the Plan and the requirements of section 162(m) of the Code for “qualified performance-based compensation.” The performance goals shall satisfy the requirements for “qualified performance-based compensation,” including the requirement that the achievement of the goals be substantially uncertain at the time they are established and that the performance goals be established in such a way that a third party with knowledge of the relevant facts could determine whether and to what extent the performance goals have been met. The Committee shall not have discretion to increase the amount of compensation that is payable upon achievement of the designated performance goals, but the Committee may reduce the amount of compensation that is payable upon achievement of the designated performance goals.
      (c) Criteria Used for Objective Performance Goals. The Committee shall use objectively determinable performance goals based on one or more of the following criteria: Stock price, earnings per share of Stock, net earnings or profits, operating earnings, return on assets, shareholder return, return on equity, growth in assets, unit volume, sales, market share, or strategic business criteria consisting of one or more objectives based on meeting specific revenue goals, market penetration goals, geographic business expansion goals, cost targets, cash position or goals relating to acquisitions or divestitures. The performance goals may relate to the Participant’s business unit or the performance of IKON, a Subsidiary, or IKON and its Subsidiaries as a whole, or any combination of the foregoing. Performance goals need not be uniform as among Participants.
      (d) Timing of Establishment of Goals. The Committee shall establish the performance goals in writing either before the beginning of the performance period or during a period ending no later than the earlier of (i) 90 days after the beginning of the performance period or (ii) the date on which 25% of the performance period has been completed, or such other date as may be required or permitted under applicable regulations under section 162(m) of the Code.
      (e) Certification of Results. The Committee shall certify and announce the results for the performance period to all Participants after IKON announces IKON’s financial results for the performance period. The Committee shall determine the amount, if any, to be paid pursuant to each Grant based on the achievement of the performance goals and the terms of each Grant Letter.
      (f) Death, Disability or Other Circumstances. The Committee may provide in the Grant Letter that Grants shall be payable, in whole or in part, in the event of the Participant’s death or disability, a Change in Control or under other circumstances consistent with the Treasury regulations and rulings under section 162(m) of the Code.

15.	Deferrals
      The Committee may permit or require a Participant to defer receipt of the payment of cash or the delivery of shares of Stock that would otherwise be due to the Participant in connection with any Grant. The Committee shall establish rules and procedures for such deferrals, which shall be consistent with the requirements of section 409A of the Code and the corresponding Treasury regulations and rulings.

16.	Withholding of Taxes
      (a) Required Withholding. All Grants under the Plan shall be subject to applicable federal (including FICA), state and local tax withholding requirements. IKON may (i) require that the Participant or other person receiving or exercising Grants pay to the Company the amount of any federal, state or local taxes that the Company is required to withhold with respect to such Grants, or (ii) deduct from other wages paid by the Company the amount of any withholding taxes due with respect to such Grants.
      (b) Election to Withhold Shares. Unless the Committee determines otherwise, a Participant may elect to satisfy the Company’s tax withholding obligation with respect to Grants paid in Stock by having shares withheld, at the time such Grants become taxable, up to an amount that does not exceed the minimum applicable withholding tax rate for federal (including FICA), state and local tax liabilities. In addition, with respect to any required tax withholding amount that exceeds the minimum applicable withholding tax rate, the Committee may permit a Participant to satisfy such tax withholding obligation with respect to such excess amount by providing that the Participant may elect to deliver to IKON shares of Stock owned by the Participant that have been held by the Participant for the requisite period of time to avoid adverse accounting consequences to IKON. The elections described in this subsection (b) must be in a form and manner prescribed by the Committee and may be subject to the prior approval of the Committee.

17.	Transferability of Grants
      (a) In General. Except as provided in this Section 17, only the Participant may exercise rights under a Grant during the Participant’s lifetime. A Participant may not transfer those rights except by will or by the laws of descent and distribution, or, with respect to Grants other than Incentive Stock Options, if permitted in any specific case by the Committee, pursuant to a domestic relations order. When a Participant dies, the Successor Participant may exercise such rights in accordance with the terms of the Plan. A Successor Participant must furnish proof satisfactory to IKON of his or her right to receive the Grant under the Participant’s will or under the applicable laws of descent and distribution.
      (b) Transfer of Nonqualified Stock Options. Notwithstanding the foregoing, the Committee may provide in a Grant Letter that a Participant may transfer Nonqualified Stock Options to family members or other persons or entities, consistent with applicable securities laws, according to such terms as the Committee may determine; provided that the Participant receives no consideration for the transfer of a Nonqualified Stock Option and the transferred Nonqualified Stock Option shall continue to be subject to the same terms and conditions as were applicable to the Nonqualified Stock Option immediately before the transfer.

18.	Consequences of a Change in Control
      (a) Notice and Acceleration. Upon a Change in Control, unless the Committee determines otherwise, (i) IKON shall provide each Participant with outstanding Grants written notice of such Change in Control, (ii) all outstanding Options and SARs shall automatically accelerate and become fully exercisable, (iii) the restrictions and conditions on all outstanding Stock Awards shall immediately lapse, (iv) Participants holding outstanding Performance Units shall receive payment in settlement of such Performance Units, in an amount determined by the Committee, based on the Participant’s target payment for the performance period and the portion of the performance period that precedes the Change in Control, (v) all outstanding Stock Units shall become payable in cash or Stock in an amount not less than their target amount, as determined by the Committee, and (vi) Dividend Equivalents and Other Stock-Based Awards shall become fully payable in cash or Stock, in amounts determined by the Committee.
      (b) Assumption of Grants. Upon a Change in Control where IKON is not the surviving corporation (or survives only as a subsidiary of another corporation), unless the Committee determines otherwise, all outstanding Options and SARs that are not exercised shall be assumed by, or replaced with comparable options and rights by, the surviving corporation (or a parent or subsidiary of the surviving corporation), and other Grants that remain outstanding shall be converted to similar grants of the surviving corporation (or a parent or subsidiary of the surviving corporation).
      (c) Other Alternatives. Notwithstanding the foregoing, subject to subsection (d) below, in the event of a Change in Control, the Committee may take any of the following actions with respect to any or all outstanding Grants, without the consent of any Participant: (i) the Committee may require that Participants surrender their outstanding Options and SARs in exchange for a payment by IKON, in cash or Stock as determined by the Committee, in an amount equal to the amount by which the then Fair Market Value subject to the Participant’s unexercised Options and SARs exceeds the Option Price of the Options or the base amount of the SARs, as applicable, (ii) after giving Participants an opportunity to exercise their outstanding Options and SARs, the Committee may terminate any or all unexercised Options and SARs at such time as the Committee deems appropriate, or (iii) with respect to Participants holding Stock Units, Performance Units,

Dividend Equivalents or Other Stock-Based Awards, the Committee may determine that such Participants shall receive a payment in settlement of such Stock Units, Performance Units, Dividend Equivalents or Other Stock-Based Awards, in such amount and form as may be determined by the Committee. Such surrender, termination or settlement shall take place as of the date of the Change in Control or such other date as the Committee may specify.
      (d) Committee. The Committee making the determinations under this Section 18 following a Change in Control must be comprised of the same members as those of the Committee immediately before the Change in Control. If the Committee members do not meet this requirement, the automatic provisions of subsections (a) and (b) shall apply, and the Committee shall not have discretion to vary them.

19.	Requirements for Issuance of Shares
      No shares of Stock shall be issued or transferred in connection with any Grant hereunder unless and until all legal requirements applicable to the issuance of such shares have been complied with to the satisfaction of the Committee. The Committee shall have the right to condition any Grant made to any Participant hereunder on such Participant’s undertaking in writing to comply with such restrictions on his or her subsequent disposition of such shares of Stock as the Committee shall deem necessary or advisable, and certificates representing such shares may be legended to reflect any such restrictions. Certificates representing shares of Stock issued or transferred under the Plan will be subject to such stop-transfer orders and other restrictions as may be required by applicable laws, regulations and interpretations, including any requirement that a legend be placed thereon.

20.	Amendment and Termination of the Plan
      (a) Amendment. The Board may amend or terminate the Plan at any time; provided, however, that the Board shall not amend the Plan without approval of the shareholders of IKON if such approval is required in order to comply with the Code or applicable laws, or to comply with applicable stock exchange requirements. No amendment or termination of this Plan shall, without the consent of the Participant, impair any rights or obligations under any Grant previously made to the Participant, unless such right has been reserved in the Plan or the Grant Letter, or except as provided in Section 21(b) below.
      (b) No Repricing Without Shareholder Approval. Notwithstanding anything in the Plan to the contrary, without the prior approval of IKON’s shareholders, no Grant under the Plan may be repriced, replaced, regranted through cancellation or modified if the effect would be to reduce the exercise price for the shares underlying such Grant; provided, however, that the foregoing shall not apply to any adjustment made to a Grant pursuant to Section 5(d) of the Plan. In addition, without the prior approval of IKON’s shareholders, the Committee may not cancel an outstanding Grant that is underwater for the purpose of granting a replacement Grant of a different type.
      (c) Shareholder Approval for “Qualified Performance-Based Compensation.” If Stock Units, Performance Units, Stock Awards, Dividend Equivalents or Other Stock-Based Awards are granted as “qualified performance-based compensation” under Section 14 above, the Plan must be reapproved by IKON’s shareholders no later than the first shareholders meeting that occurs in the fifth year following the year in which the shareholders previously approved the provisions of Section 14, if additional Grants are to be made under Section 14 and if required by section 162(m) of the Code or the regulations thereunder.
      (d) Termination of Plan. The Plan shall terminate on the day immediately preceding the tenth anniversary of its Effective Date, unless the Plan is terminated earlier by the Board or is extended by the Board with the approval of the shareholders. The termination of the Plan shall not impair the power and authority of the Committee with respect to an outstanding Grant.

21.	Miscellaneous
      (a) Grants in Connection with Corporate Transactions and Otherwise. Nothing contained in this Plan shall be construed to (i) limit the right of the Committee to make Grants under this Plan in connection with the acquisition, by purchase, lease, merger, consolidation or otherwise, of the business or assets of any corporation, firm or association, including Grants to employees thereof who become Employees, or for other proper corporate purposes, or (ii) limit the right of IKON to grant stock options or make other awards outside of this Plan. Without limiting the foregoing, the Committee may make a Grant to an employee of another corporation who becomes an Employee by reason of a corporate merger, consolidation, acquisition of stock or property, reorganization or liquidation involving IKON in substitution for a grant made by such corporation. The terms and conditions of the substitute Grants may vary from the terms and conditions required by the Plan and from those of the substituted stock incentives. The Committee shall prescribe the provisions of the substitute Grants.
      (b) Compliance with Law. The Plan, the exercise of Options and the obligations of IKON to issue or transfer shares of Stock under Grants shall be subject to all applicable laws and to approvals by any governmental or regulatory agency as may be required. With respect to persons subject to section 16 of the Exchange Act, it is the intent of IKON that the Plan and all transactions under the Plan comply with all applicable provisions of Rule 16b-3 or its successors under the Exchange Act. In addition, it is the intent of IKON that the Plan and applicable Grants comply with the applicable provisions of sections 162(m), 409A and 422 of the Code. To the extent that any legal requirement of section 16 of the Exchange Act or sections 162(m), 409A or 422 of the Code as set forth in the Plan ceases to be required under section 16 of the Exchange Act or sections 162(m), 409A or 422 of the Code, that Plan provision shall cease to apply. The Committee may revoke any Grant if it is contrary to law or modify a Grant to bring it into compliance with any valid and mandatory government regulation. The Committee may also adopt rules regarding the withholding of taxes on payments to Participants. The Committee may, in its sole discretion, agree to limit its authority under this Section.
      (c) Enforceability. The Plan shall be binding upon and enforceable against IKON and its successors and assigns.
      (d) Funding of the Plan; Limitation on Rights. This Plan shall be unfunded. Neither IKON nor any other Company shall be required to establish any special or separate fund or to make any other segregation of assets to assure the payment of any Grants under this Plan. Nothing contained in the Plan and no action taken pursuant hereto shall create or be construed to create a fiduciary relationship between IKON or any other Company and any Participant or any other person. No Participant or any other person shall under any circumstances acquire any property interest in any specific assets of IKON or any other Company. To the extent that any person acquires a right to receive payment from IKON hereunder, such right shall be no greater than the right of any unsecured general creditor of IKON.
      (e) Rights of Participants. Nothing in this Plan shall entitle any Employee, Consultant, Non-Employee Director or other person to any claim or right to receive a Grant under this Plan. Neither this Plan nor any action taken hereunder shall be construed as giving any individual any rights to be retained by or in the employment or service of the Company.
      (f) No Fractional Shares. No fractional shares of Stock shall be issued or delivered pursuant to the Plan or any Grant. The Committee shall determine whether cash, other awards or other property shall be issued or paid in lieu of such fractional shares or whether such fractional shares or any rights thereto shall be forfeited or otherwise eliminated.
      (g) Employees Subject to Taxation Outside the United States. With respect to Participants who are subject to taxation in countries other than the United States, the Committee may make Grants on such terms and conditions as the Committee deems appropriate to comply with the laws of the applicable countries, and the Committee may create such procedures, addenda and subplans and make such modifications as may be necessary or advisable to comply with such laws.
      (h) Governing Law. The validity, construction, interpretation and effect of the Plan and Grant Letters issued under the Plan shall be governed and construed by and determined in accordance with the laws of the Commonwealth of Pennsylvania, without giving effect to the conflict of laws provisions thereof.

PROMPTLY COMPLETE AND RETURN THE PROXY/VOTING INSTRUCTION FORM BELOW IN THE ENVELOPE PROVIDED
CAREFULLY FOLD & DETACH ALONG PERFORATION

PROXY/VOTING INSTRUCTION CARD
IKON OFFICE SOLUTIONS, INC.
This proxy is solicited on behalf of the Board of Directors of IKON Office Solutions, Inc. (“IKON”). The undersigned hereby appoints Mark A. Hershey and Robert F. Woods, or either of them, each with power of substitution, as proxies for the undersigned to vote all shares of common stock of IKON that the undersigned is entitled to vote at the 2006 Annual Meeting of Shareholders to be held on February 22, 2006, and any adjournments thereof (“2006 Annual Meeting”), as hereinafter specified, and, in their discretion, upon such other matters as may properly come before the meeting.
If you are a current or former employee of IKON, this proxy card will serve as voting instructions for shares held for your account in the IKON Office Solutions, Inc. Retirement Savings Plan (the “Plan”). The trustee for the Plan will vote these shares as you direct in this proxy card. If you do not sign and return a proxy card, the trustee will vote your Plan shares in the same ratio as those shares with respect to which the trustee has received instructions from other Plan participants unless it is contrary to applicable law to do so. If you sign and return a proxy card and fail to specify a choice on any matter, the trustee will vote your Plan shares in accordance with the recommendation of the Board of Directors.
Shares owned by you other than those held in the Plan will be voted only if you sign and return a proxy card or attend the meeting and vote by ballot. If you sign and return a proxy card and fail to specify a choice on any matter, your shares will be voted in accordance with the recommendation of the Board of Directors. If you hold your shares in “street name,” you must contact your broker or other nominee to instruct them how to vote your shares, revoke your proxy or change your vote.
The Board of Directors recommends a vote “FOR” the proposals described on the reverse side of this proxy/voting instruction card.
DISCRETIONARY AUTHORITY IS CONFERRED HEREBY
AS TO CERTAIN MATTERS DESCRIBED IN THE ACCOMPANYING PROXY STATEMENT.

YOUR VOTE IS IMPORTANT
Regardless of whether you plan to attend the Annual Meeting of Shareholders, you can be sure your shares are represented at the meeting by promptly returning your proxy in the enclosed envelope.
PROMPTLY COMPLETE AND RETURN THE PROXY/VOTING INSTRUCTION FORM BELOW IN THE ENVELOPE PROVIDED
CAREFULLY FOLD & DETACH ALONG PERFORATION

IKON OFFICE SOLUTIONS, INC.
PLEASE MARK VOTE IN BOX IN THE FOLLOWING MANNER USING DARK INK ONLY.  ☑
1.	Election of Directors (Mark only one)

Philip E. Cushing, Matthew J. Espe, Thomas R. Gibson, Richard A. Jalkut, Arthur E. Johnson, Kurt M. Landgraf, Gerald Luterman, William E. McCracken, William L. Meddaugh and Anthony P. Terracciano
☐	Vote FOR all nominees listed and recommended by the Board of Directors (except as directed to the contrary below)

☐	Vote WITHHELD for all nominees
INSTRUCTION: To withhold authority to vote for any individual nominee, write that nominee’s name in the space provided below.

2.	Approval of the 2006 Omnibus Equity Compensation Plan (Mark only one)
☐	Vote FOR approval of the 2006 Omnibus Equity Compensation Plan

☐	Vote AGAINST approval of the 2006 Omnibus Equity Compensation Plan
3.	Ratification of Selection of Independent Auditor (Mark only one)
☐	Vote FOR ratification of the selection of PricewaterhouseCoopers LLP as IKON’s independent auditor for the fiscal year ending September 30, 2006

☐	Vote AGAINST ratification of the selection of PricewaterhouseCoopers LLP as IKON’s independent auditor for the fiscal year ending September 30, 2006
Mark here if you plan to attend the 2006 Annual Meeting.  ☐
In order to attend the meeting, you must present an admission ticket or provide separate verification of share ownership. An admission ticket will be mailed to any shareholder who indicates an intention to attend.
PLEASE SIGN, DATE, DETACH AND RETURN THIS PROXY, USING THE ENCLOSED POSTAGE-PAID REPLY ENVELOPE.

Dated

Sign Here
When shares are held by joint tenants, both joint tenants should sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such. If the signer is a corporate entity, sign the full entity name by duly authorized officer.